                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                 UNIVERSAL STANDARD MEDICAL LABORATORIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

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     (4) Date filed:

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

               UNIVERSAL STANDARD MEDICAL LABORATORIES, INC. LOGO

May 14, 1997

To Our Shareholders:

     You are invited to attend the 1997 Annual Meeting of Shareholders which will take place at the Holiday Inn Crowne Plaza, 8000 Merriman Road, Romulus, Michigan on Tuesday, June 17, 1997. The meeting will start promptly at 10:30 a.m., local time.

     The attached notice of the meeting and Proxy Statement describe the items of business to be transacted: (i) the election of three directors, (ii) approving an amendment to the Company's Articles of Incorporation to change the name of the Company to Universal Care, Inc., (iii) approving and adopting an amendment to the Company's 1992 Stock Option Plan to increase the number of shares available for option grants thereunder by 500,000 shares, and (iv) such other business as may properly come before the meeting or any adjournment thereof. After the formal business session, there will be a report to the shareholders on the progress of the Company along with a discussion period.

     I look forward to seeing you at the Annual Meeting and hope you will make plans to attend. Whether or not you plan to attend the meeting, I urge you to sign, date and return your proxy in the addressed envelope enclosed for your convenience so that as many shares as possible may be represented at the meeting. No postage is required if the envelope is mailed in the United States. Returning the proxy will not affect your right to attend the meeting or your right to vote in person.

                                        Sincerely,
                                        EUGENE E. JENNINGS
                                        EUGENE E. JENNINGS
                                        Chairman of the Board,
                                        President and Chief Executive Officer

               UNIVERSAL STANDARD MEDICAL LABORATORIES, INC. LOGO

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON JUNE 17, 1997

Southfield, Michigan
May 14, 1997

To the Shareholders of Universal Standard Medical Laboratories, Inc.:

     Notice is hereby given that the Annual Meeting of Shareholders of Universal Standard Medical Laboratories, Inc. will be held at the Holiday Inn Crowne Plaza, 8000 Merriman Road, Romulus, Michigan on Tuesday, June 17, 1997, at 10:30 a.m., local time, for the following purposes:

     1. To elect three directors of the Company to hold office until the 2000 Annual Meeting of Shareholders or until their successors are elected and qualified;

     2. To approve an amendment to the Company's Articles of Incorporation to change the Company's name to Universal Care, Inc.;

     3. To approve and adopt an amendment to the Company's 1992 Stock Option Plan to increase the number of shares available for option grants thereunder by 500,000 shares; and

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Shareholders of record on April 21, 1997, will be eligible to vote at this meeting. The stock transfer books of the Company will not be closed, but only shareholders of record at the close of business on such date will be entitled to notice of and to vote at the meeting.

                                          By order of the Board of Directors,

                                          THOMAS S. VAUGHN
                                          THOMAS S. VAUGHN
                                          Secretary
--------------------------------------------------------------------------------

YOUR VOTE IS IMPORTANT. PLEASE DATE, SIGN AND MAIL THE ENCLOSED FORM OF PROXY IN THE ACCOMPANYING ADDRESSED ENVELOPE AT YOUR EARLIEST OPPORTUNITY.
--------------------------------------------------------------------------------

               UNIVERSAL STANDARD MEDICAL LABORATORIES, INC. LOGO

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Universal Standard Medical Laboratories, Inc. (the "Company") to be used at the Annual Meeting of Shareholders, and at any adjournment thereof, to be held on Tuesday, June 17, 1997, at the Holiday Inn Crowne Plaza, 8000 Merriman Road, Romulus, Michigan beginning at 10:30 a.m., local time. The address of the principal executive offices of the Company is 26500 Northwestern Highway, Southfield, Michigan 48076. This Proxy Statement and the accompanying form of proxy, which is being solicited by the Board of Directors, will be first sent or given to shareholders on or about May 20, 1997.

     Only holders of record of the Company's Common Stock at the close of business on April 21, 1997 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. Shareholders of record on the Record Date are entitled to one vote per share on any matter that may properly come before the Annual Meeting. As of the Record Date, a total of 6,552,768 shares of Common Stock were issued and outstanding and entitled to vote at the Annual Meeting. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting.

     A proxy may be revoked at any time before it is exercised by delivering written notice to the Secretary of the Company, executing and delivering a later dated proxy or voting in person at the Annual Meeting. Unless revoked, the shares represented by each duly executed, timely delivered proxy will be voted in accordance with the specifications made. IF NO SPECIFICATIONS ARE MADE, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS AS PROPOSED IN THIS PROXY STATEMENT, IN FAVOR OF THE PROPOSAL TO CHANGE THE NAME OF THE COMPANY AND IN FAVOR OF THE PROPOSAL TO AMEND THE COMPANY'S 1992 STOCK OPTION PLAN (THE "OPTION PLAN"). The Board of Directors does not intend to present any other matters at the Annual Meeting. However, should any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their best judgment. For purposes of determining the number of votes cast with respect to the election of directors, only those cast "for" are included. Abstentions and withheld votes are counted only for purposes of determining whether a quorum is present at the Annual Meeting and broker non-votes are not counted for any purpose. Abstentions and broker non-votes will have the effect of a vote against the proposal to change the Company's name and will have no effect on the proposal to amend the Option Plan.

     All costs of solicitation of proxies will be borne by the Company. In addition to solicitation by mail, the officers and employees of the Company, who will receive no extra compensation therefor, may solicit proxies personally or by telephone. The Company will reimburse brokerage houses, custodians, nominees and fiduciaries for their expense in mailing proxy material to principals.

                           INFORMATION ON SECURITIES

     The following table set forth information as of April 1, 1997, unless otherwise indicated, with respect to the beneficial ownership of Common Stock by each director and nominee, each executive officer named in the Summary Compensation Table under "Proposal 1 -- Nominees for Election as Directors -- Executive Compensation," all current directors and executive officers as a group and all other persons known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock (each, a "5% Owner").

                                                          NUMBER              PERCENT
                      NAME(a)                          OF SHARES(b)         OF CLASS(c)
                      -------                          ------------         -----------
Eduardo Bohorquez..................................     2,480,517(d)           37.4
Anthony A. Bonelli.................................        27,747(e)           *
Robert P. DeCresce.................................        35,747(f)           *
Thomas R. Donahue..................................             0                --
Lou Gorga..........................................        15,000(g)           *
Thomas W. Gorman...................................       584,899(h)            8.9
P. Thomas Hirsch...................................        15,000(i)           *
Eugene E. Jennings.................................        80,000(j)            1.2
Joseph J. Vadapalas................................     2,480,517(d)           37.4
John T. Watkins....................................       217,150(k)            3.3
Perry C. McClung...................................       132,363(l)            2.0
Alan S. Ker........................................        47,578(m)           *
Thomas Marquard....................................        22,383(n)           *
Portfolio Investment Company Limited...............     2,178,223(o)           33.2
WestSphere Capital, Inc............................     2,480,517(d)           37.4
WestSphere Capital Associates, L.P. ...............     2,480,517(d)           37.4
Anixter Corporation................................       774,899(p)           11.8
The Kaufmann Fund, Inc.............................     1,842,857(q)           24.0
All current directors and executive officers as a
  group (12 persons)...............................     3,635,999(r)           47.3

-------------------------
 *   Less than one percent

(a) The address of each of WestSphere Capital Associates, L.P. ("WCA"), 55 E. 59th Street, 13th Floor, New York, New York 10017, WestSphere Capital, Inc. ("WCI") and Messrs. Bohorquez, Vadapalas and Donahue is c/o WCA, 55 E. 59th Street, 13th Floor, New York, New York 10017. The address of Portfolio Investment Company Limited ("PICL") is P.O. Box 309, 63 SMB, Grand Cayman, Cayman Islands, B.W.I. The address of Mr. Gorman and Signal Capital Corporation is 55 Ferncroft Road, Danvers, Massachusetts 01923. The address of Anixter Corporation is Two North Riverside Plaza, Chicago, Illinois 60606. The address of The Kaufmann Fund Inc. is 140 E. 45th Street, 43rd Floor, New York, New York 10017.

(b) The column sets forth shares of Common Stock which are deemed to be "beneficially owned" by the persons named in the table under Rule 13d-3 of the Securities and Exchange Commission ("SEC"), including shares issuable under options or warrants exercisable currently or within 60 days of April 1, 1997 or upon conversion of the Company's 8.25% Convertible Subordinated Debentures Due 2006 ("Debentures"). Each of the persons named in the table has sole voting and investment power with respect to all shares beneficially owned by them, except as described in the following footnotes.

(c) For purposes of calculating the percentage of Common Stock beneficially owned, the shares issuable to such person under stock options or warrants exercisable currently or within 60 days of April 1, 1997 or upon conversion of Debentures owned by such person are considered outstanding and added to the shares of Common Stock actually outstanding.

(d) Information is based on a Schedule 13D filed by PICL and certain related entities on September 30, 1996. Amount includes 2,178,223 shares owned by PICL, as well as 219,175 shares and a currently exercisable warrant for 83,117 shares which shares and warrants are owned by certain other affiliates of WCA and WCI. Pursuant to certain management agreements, WCA has the authority to direct the voting power of the shares of the Company owned by these entities. WCI is the general partner of WCA and therefore may also be deemed to be the beneficial owner of such shares. WCA, and WCI disclaim this beneficial ownership. Messrs. Bohorquez and Vadapalas are principals of WCA and directors of WCI and therefore may be deemed to be beneficial owners of such shares. Messrs. Bohorquez, Donahue and Vadapalas disclaim beneficial ownership of these shares.

(e)  Includes 27,747 shares which may be acquired pursuant to stock options.

(f) Includes 32,747 shares which may be acquired pursuant to stock options and 3,000 shares owned by Dr. DeCresce's minor sons as to which shares Dr. DeCresce disclaims beneficial ownership.

(g)  Includes 15,000 shares which may be acquired pursuant to stock options.

(h) Includes 584,899 shares owned by Signal Capital Corporation for which Mr. Gorman is a senior investment manager. Excludes 190,000 shares owned by Anixter International Inc., the parent corporation of Signal Capital Corporation. Mr. Gorman disclaims beneficial ownership of all such shares. See note (p).

(i)   Includes 15,000 shares which may be acquired pursuant to stock options.

(j)   Includes 75,000 shares which may be acquired pursuant to stock options.

(k)  Includes 44,332 shares which may be acquired pursuant to stock options.

(l)   Includes 30,000 shares which may be acquired pursuant to stock options.

(m) Includes 40,213 shares which may be acquired pursuant to stock options and 7,365 shares as to which Mr. Ker shares beneficial ownership with his spouse.

(n) Includes 20,213 shares which may be acquired pursuant to stock options and 100 shares as to which Mr. Marquard shares beneficial ownership with his spouse.

(o) Such shares are subject to a management agreement with WCA. See note (d). Such shares are also pledged to secure certain obligations of PICL.

(p) Information regarding Anixter Corporation is based on the Schedule 13D filed by Anixter Corporation on or about January 31, 1995. Amount includes 190,000 shares owned directly and 584,899 shares owned by its subsidiary, Signal Capital Corporation.

(q) Information regarding The Kaufmann Fund is based on the Schedule 13G filed by the Fund as of December 31, 1995 and information obtained verbally from The Kaufman Fund. Includes 1,142,857 shares which may be acquired upon conversion of Debentures.

(r) Includes a total of 363,156 shares which may be acquired pursuant to options and warrants. See also footnotes (d) through (m) above. None of the directors or executive officers beneficially own any Debentures.

                                   PROPOSAL 1

                       NOMINEES FOR ELECTION AS DIRECTORS

     The Company's Articles of Incorporation divide the Company's directors into three classes, the terms of which expire as set forth below. At each annual meeting, the shareholders of the Company will elect to three-year terms directors to replace those directors whose terms expire at that annual meeting. The term of office of directors elected at this year's Annual Meeting will continue until the 2000 Annual Meeting.

     The following sets forth information as to each nominee for election at the Annual Meeting and each director continuing in office, including his age, present principal occupation, other business experience during the last five years, directorships in other publicly held companies, membership on committees of the Board of Directors and period of service as a director of the Company. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR ELECTION. The election of directors requires a plurality of the votes cast.

     If any nominee at the time of election is unable to serve, or otherwise is unavailable for election, and if other nominees are designated, the persons named in the accompanying form of proxy will have discretionary authority to vote or refrain from voting in accordance with their judgment on such other nominees. If any nominees are substituted by the Board of Directors, the persons named in the accompanying form of proxy intend to vote for such nominees. Management is not aware of the existence of any circumstance which would render any nominee named hereunder unavailable for election. All nominees are currently directors of the Company.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS FOR A TERM EXPIRING IN 2000

     THOMAS R. DONAHUE, 35, Mr. Donahue has been a director of the Company since its organization. He has been a principal of WCA since November 1992 and was a director of WCA from the time of its organization in 1989 until November 1992. From July 1988 to May 1989, he was employed by Ehrlich Bober & Co. Inc., an investment banking firm, as a Senior Associate. From September 1986 through June 1988, Mr. Donahue was enrolled in the M.B.A. Program at the Wharton School of the University of Pennsylvania from which he graduated in June 1988. From July 1984 to August 1986, Mr. Donahue was employed by The Chase Investment Bank, the investment banking subsidiary of The Chase Manhattan Bank, N.A., as an Associate.

     P. THOMAS HIRSCH, 46, Mr. Hirsch has been a director of the Company since October 1994. Mr. Hirsch has served as President and Chief Executive Officer of Path Lab, Inc., a New England hospital-based clinical laboratory company, since June 1984. From October 1985 until June 1994, Mr. Hirsch was also the President and Chief Executive Officer of Diagnostic Laboratory Services, Inc., a clinical laboratory company based in Hawaii. Mr. Hirsch has over 17 years of managerial experience in the health care industry.

     EUGENE E. JENNINGS, 43, Mr. Jennings has been Chairman of the Board, President and Chief Executive Officer since April 1996. From November 1991 to March 1996, Mr. Jennings served in various managerial capacities for AMSCO International, Inc., a manufacturer of medical and industrial infection control and surgical care equipment and provider of bio-medical services, and most recently as Corporate Vice President -- International and Bio-Technology and Pharmaceutical Businesses. Mr. Jennings served as Vice President and General Manager of Stryker Corporation, a manufacturer of endoscopic medical devices, during 1990 and 1991 and has more than 15 years of senior executive managerial experience in the health care industry.

DIRECTORS WHOSE TERMS EXPIRE IN 1998

     EDUARDO BOHORQUEZ, PH.D, 50, Dr. Bohorquez has been a director of the Company since its organization. He has been the President and Chief Executive Officer of WCI and the Chief Executive Officer of WCA, each an investment firm, since their organization in 1989. From August 1986 to May 1989, he was employed by Ehrlich Bober and Co., Inc., an investment banking company, as a Managing Director, and from January 1980 to July 1986 he was employed by The Chase Investment Bank, the investment banking subsidiary of The Chase Manhattan Bank, N.A., as a Managing Director of the Corporate Finance Group. Dr. Bohorquez holds a Ph.D in Finance from the University of Wisconsin. From 1983 to 1987, he served as Adjunct Professor of International Finance at Columbia University School of International Affairs.

     JOSEPH J. VADAPALAS, 42, Mr. Vadapalas has been a director of the Company since its organization. He has been an Executive Vice President of WCI and a Managing Director of WCA since their organization in 1989. From August 1986 to May 1989, he was employed by Ehrlich Bober & Co., Inc. as a director. From September 1982 to August 1986, he was employed by The Chase Investment Bank, the investment banking subsidiary of The Chase Manhattan Bank, N.A., as a director.

DIRECTORS WHOSE TERMS EXPIRE IN 1999

     ANTHONY A. BONELLI, 46, Mr. Bonelli has been a director of the Company since June 1992. Mr. Bonelli has been President and Chief Operating Officer of Neuman Distributors, Inc., a wholesale distributor of pharmaceutical products, since August 1995. Previously, he served as President and Chief Operating Officer for Copley Pharmaceutical, Inc., a worldwide developer and manufacturer of off-patent generic prescription and over the counter pharmaceuticals, from June 1993 until November 1994. From September 1989 until June 1993, Mr. Bonelli was Vice President, Institutional Health Care Strategic Business Unit, for Parke-Davis, a division of the Warner-Lambert Company, a worldwide pharmaceutical and consumer products corporation, and prior to that served as Director of Marketing of Parke-Davis from August 1987 until September 1989. From February 1986 to August 1987, Mr. Bonelli held various positions with Schering-Plough Corporation, a pharmaceutical manufacturer, including Director, Trade Development. Mr. Bonelli holds a law degree from the University of San Francisco and an M.B.A. from Rutgers University.

     ROBERT P. DECRESCE, M.D., 47, Dr. DeCresce has been a director of the Company since June 1992. He has been the Director of Clinical Laboratories for Rush-Presbyterian/St. Luke's Medical Center in Chicago, Illinois since July 1991. From 1987 to 1991, he was the Chief of Pathology of Humana Hospital-Michael Reese in Chicago, Illinois. From 1983 to 1987, he was Vice President for MetPath Incorporated, a division of Corning, Inc. Dr. DeCresce received an M.D. from Columbia University College of Physicians and Surgeons in 1975 and an M.B.A. from Columbia University in 1977.

     THOMAS W. GORMAN, 37, Mr. Gorman has been a director of the Company since November 1992. He has been a senior investment manager at Signal Capital Corporation, a Massachusetts-based investment firm ("Signal") since April 1991. Mr. Gorman also served as an investment manager at Signal from January 1990 to April 1991 and as Assistant Treasurer at Signal from May 1988 to January 1990. From June 1987 to May 1988, Mr. Gorman served as Manager, Corporate Finance, at General Motors Corporation.

     WCI and its affiliates beneficially own approximately 37.4% of the Company's outstanding Common Stock. Certain of the Company's shareholders, who control a majority of the outstanding shares of Common Stock, have agreed to vote their shares for the election of Mr. Gorman at the request of Signal pursuant to a certain Stockholders Agreement dated June 28, 1991. Such right of Signal expires upon the earlier to occur of June 27, 2001 and the date on which Signal no longer holds at least 5% of the Common Stock.

DIRECTOR COMPENSATION

     During 1996, the non-employee directors were not paid any cash compensation for their services as members of the Company's Board of Directors and were only reimbursed for travel and related expenses. In 1997, the Company may elect to reinstate payment of director and committee fees.

     The Directors Stock Option Plan (the "Directors Plan") provides for the making of stock option grants to directors who are not employees of the Company or its subsidiaries and who are not 5% Owners or employees, officers or affiliates of a 5% Owner. Eligible directors who are first elected to the Board after March 1995 will receive an initial grant of an option to purchase 15,000 shares in addition to annual grants during the term of the Directors Plan at an exercise price equal to the fair market value per share of the Common Stock on the grant date (as calculated under the Directors Plan). In addition, on the date of each annual meeting during the term of the Directors Plan, each eligible director will receive an option to purchase 10,000 shares at a price equal to the fair market value per share of the Common Stock on the grant date (as calculated under the Directors Plan). Messrs. Bonelli and Hirsch and Dr. DeCresce each received an option to purchase 10,000 shares at $5.47 per share during 1996 under the Directors Plan. All options granted under the Directors Plan become exercisable in equal annual installments on each of the first four anniversaries of the grant date or immediately upon a "change of control" or "involuntary removal" from the Board of Directors (as such terms are defined in Directors Plan).

BOARD COMMITTEES AND ATTENDANCE

     The Company's Board of Directors has an Audit Committee, a Compensation Committee and a Stock Option Committee. The Audit Committee, which met three times during 1996, oversees actions taken by the Company relating to its financial matters and its independent auditors, recommends the engagement of auditors and reviews the Company's financial statements. The members of the Audit Committee are Messrs. Donahue and Bonelli and Dr. DeCresce. The Compensation Committee, which met seven times during 1996, approves the compensation of executives of the Company and makes recommendations to the Board of Directors with respect to standards for setting compensation levels. The members of the Compensation Committee are Messrs. Vadapalas and Hirsch and Drs. Bohorquez and DeCresce. The Stock Option Committee, which met two times during 1996, administers the 1992 Stock Option Plan, Employee Stock Purchase Plan and the Directors Stock Option Plan. The members of the Stock Option Committee are Dr. DeCresce and Mr. Hirsch. See "Proposal 1 -- Nominees for Election as Directors -- Executive Compensation" for the reports of the Compensation Committee and the Stock Option Committee on executive compensation practices and policies and certain option repricings which occurred in 1996. In addition to formal meetings, from time to time the Compensation Committee and the Stock Option Committee informally discuss issues or matters under consideration and take formal action by unanimous written consent. The Company's Board of Directors met seven times during 1996. Except for Messrs. Bohorquez and Gorman, each director attended 75% or more of the total number of meetings of the Board and committees of which he was a member in 1996.

EXECUTIVE OFFICERS

     The executive officers of the Company as of the date of this Proxy Statement are listed and described below. Executive officers serve at the discretion of the Board of Directors.

                NAME                     AGE                            POSITION
                ----                     ---                            --------
Eugene E. Jennings...................     43    Chairman of the Board, President, Chief Executive
                                                Officer and Director
Lou Gorga............................     44    Vice President and Chief Operating Officer
Perry C. McClung.....................     60    Executive Vice President and President of Universal
                                                Standard Managed Care, Inc.
Alan S. Ker..........................     45    Vice President, Finance, Chief Financial Officer,
                                                Treasurer and Assistant Secretary

     Mr. Jennings' business experience is described under "Proposal 1 -- Nominees for Election as Directors -- Nominees For Election to the Board of Directors For a Term Expiring in 2000."

     Mr. Gorga has been Vice President and Chief Operating Officer of the Company since September 1995. Prior to joining the Company, Mr. Gorga was a clinical laboratory consultant. He was Vice President -- General Manager of Meditrend Consultants, Inc., a clinical laboratory, from 1992 to 1994, was Vice President, Operations, for the Institute for Laboratory Medicine, a clinical laboratory, from 1991 to 1992 and served in the same capacity for EnzoLabs, Inc., a clinical laboratory, from 1989 to 1991. He has also served in a managerial capacity at MDS Health Group, Inc., Damon Corporation and MetPath, Inc. Mr. Gorga was involved in a personal bankruptcy which was discharged in September 1995.

     Mr. McClung has been Executive Vice President of the Company and President of the Company's principal managed care subsidiary since June 1991. Prior to joining the Company, Mr. McClung served as Vice President of Marketing of MML, Inc., the Company's Predecessor, from 1984 to May 1991. From 1968 to 1983, Mr. McClung served in various positions, including Vice President of Auto National Marketing, with Michigan Blue Cross/Blue Shield.

     Mr. Ker has served as Vice President, Finance, and Chief Financial Officer of the Company since July 1991 and was appointed Assistant Secretary in March 1995. Mr. Ker was appointed Treasurer of the Company in June 1992. Prior to joining the Company, Mr. Ker had been the Western Regional Controller of Damon Corporation, a nationally-based clinical laboratory, since January 1985. From 1980 through December 1984, Mr. Ker was the Controller for the United States operations of MDS Health Group, Inc., a worldwide clinical laboratory.

                 COMMITTEE INTERLOCKS AND CERTAIN TRANSACTIONS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Joseph Vadapalas, Eduardo Bohorquez, Robert DeCresce and Thomas Hirsch served on the Compensation Committee of the Board of Directors of the Company during 1996. None of these individuals was an employee of the Company during 1996.

     Pursuant to the terms of a management advisory and consulting agreement between WCA and the Company which terminated in December 1992. The Company has an outstanding obligation to WCA in the amount of approximately $395,000. WCA is a 5% Owner and is controlled by WCI. Dr. Bohorquez is the chief executive officer of WCA and Mr. Vadapalas is a managing director of WCA.

CERTAIN OTHER TRANSACTIONS AND RELATIONSHIPS

     The Company's former laboratory and headquarters in Southfield, Michigan was leased from Brace Place Associates, of which Mr. Watkins, a director and former executive officer, is a general partner. This lease expired in September 1996. The aggregate rental payment under this lease was approximately $362,000 in 1996.

                             EXECUTIVE COMPENSATION

SUMMARY

     The following table provides summary information concerning compensation paid or accrued by the Company and its subsidiaries to the Company's Chief Executive Officer, its three other executive officers serving as such as of December 31, 1996, the former Chief Executive Officer and one other former executive officer (such current and former officers are referred to as the "Named Officers") for the periods indicated.

                                                                               LONG TERM
                                                                              COMPENSATION
                                                                                 AWARDS
                                                                              ------------
                                                       ANNUAL COMPENSATION     SECURITIES
                                                       -------------------     UNDERLYING      ALL OTHER
                NAME AND                                SALARY      BONUS     OPTIONS/SARS    COMPENSATION
           PRINCIPAL POSITION               YEAR         ($)         ($)          (#)            ($)(A)
           ------------------               ----        ------      -----     ------------    ------------
Eugene Jennings.........................    1996(b)    $174,452    $93,750      300,000         $   290
Chairman of the Board, President and
Chief Executive Officer
Lou Gorga...............................    1996        123,273         --       80,000(c)          321
Vice President and                          1995(d)      46,406         --       60,000          13,000
Chief Operating Officer
Perry McClung...........................    1996        145,455         --       85,000(c)          842
Executive Vice President                    1995        133,890         --       10,000             540
                                            1994        113,783     62,500(e)    50,000             540
Alan Ker................................    1996        133,600         --      120,000(c)          548
Vice President, Finance,                    1995        130,703         --       10,000             122
Treasurer and Chief                         1994        128,006         --       50,000             122
Financial Officer
John Watkins............................    1996        107,955         --           --          72,000
Vice Chairman (Former Chief                 1995        149,921         --       10,000             209
Executive Officer, Chairman                 1994        188,441     62,500(e)    50,000             209
and President)(f)
Thomas Marquard.........................    1996        124,502         --        6,000              --
Vice President, Sales                       1995        120,238         --           --             209
and Marketing of Universal                  1994        120,619         --           --             209
Standard Managed Care, Inc.(g)

-------------------------
(a) Amounts in 1996 represent premiums paid by the Company for term life insurance policies purchased for such officers and, with respect to Mr. Watkins, payments in consideration for a covenant not to compete.

(b) Mr. Jennings joined the Company as Chairman of the Board, President and Chief Executive Officer in April 1996.

(c) Amounts include 40,000, 85,000 and 80,000 options held by Messrs. Gorga, McClung and Ker, respectively, granted prior to 1996 and repriced during 1996.

(d) Mr. Gorga joined the Company as Vice President and Chief Operating Officer in September 1995.

(e) Represents a discounted advanced payment made to the executive in connection with the renegotiation of an employment agreement entered into in 1991 as part of the acquisition of a business in which the executive had an ownership interest. The executive's employment agreement was renegotiated as part of the Company's restructuring program in an effort to reduce the Company's operating costs. This payment represented a 22% discount on payments that would otherwise have been due to the executive through June 1996.

(f) No longer an executive officer of the Company effective April 4, 1996.

(g) No longer an executive officer of the Company effective March 27, 1996.

OPTIONS

     The following table sets forth information concerning stock option grants and repricings during 1996 to the Named Officers. Options granted prior to 1996 but repriced during 1996 are indicated with an asterisk.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                 POTENTIAL REALIZABLE
                                                INDIVIDUAL GRANTS                                  VALUE AT ASSUMED
                         ---------------------------------------------------------------           ANNUAL RATES OF
                          NUMBER OF         % OF TOTAL                                               STOCK PRICE
                          SECURITIES       OPTIONS/SARS                                            APPRECIATION FOR
                          UNDERLYING        GRANTED TO       EXERCISE OR                            OPTION TERM(A)
                         OPTIONS/SARS      EMPLOYEES IN      BASE PRICE       EXPIRATION      --------------------------
        NAME              GRANTED(#)       FISCAL YEAR         ($/SH)            DATE             5%             10%
        ----             ------------      ------------      -----------      ----------      ----------      ----------
Eugene Jennings......      181,832(b)         23.10%            $3.63          3/12/06        $1,075,152      $1,712,000
                           118,168(b)         14.95              3.39           4/3/06           652,518       1,039,026
Lou Gorga............       12,500(c)*         1.58              4.75          9/11/05            89,182         142,007
                             2,500(c)*         0.32              4.75          12/5/05            17,836          28,401
                            22,500(d)*         2.85              4.75          9/11/05           160,528         255,613
                             2,500(e)*         0.32              4.75          12/5/05            17,836          28,401
                            40,000(f)          5.06              3.93          9/22/06           256,062         407,736
Perry McClung........       15,000(c)*         1.90              4.75          11/5/02           107,018         170,409
                             7,500(c)*         0.95              4.75           8/2/03            53,509          85,204
                             5,000(c)*         0.63              4.75          12/6/04            35,673          56,803
                             2,500(c)*         0.32              4.75          12/5/05            17,836          28,401
                             2,500(g)*         0.32              4.75           8/2/03            17,836          28,401
                             5,000(h)*         0.63              4.75          12/6/04            35,673          56,803
                             7,500(i)*         0.95              4.75          12/5/05            53,509          85,204
                            10,000(j)(k)*      1.27              4.75              (k)            71,346         113,606
                            10,000(j)(l)*      1.27              4.75              (l)            71,346         113,606
                            10,000(j)(m)*      1.27              4.75              (m)            71,346         113,606
                            10,000(j)(n)*      1.27              4.75              (n)            71,346         113,606
Alan Ker.............       10,000(c)*         1.27              4.75          11/5/02            71,346         113,606
                             7,500(c)*         0.95              4.75           8/2/03            53,509          85,204
                             5,000(c)*         0.63              4.75          12/6/04            35,673          56,803
                             2,500(c)*         0.32              4.75          12/5/05            17,836          28,401
                             2,500(g)*         0.32              4.75           8/2/03            17,836          28,401
                             5,000(h)*         0.63              4.75          12/6/04            35,673          56,803
                             7,500(i)*         0.95              4.75          12/5/05            53,509          85,204
                            10,000(j)(k)*      1.27              4.75              (k)            71,346         113,606
                            10,000(j)(l)*      1.27              4.75              (l)            71,346         113,606
                            10,000(j)(m)*      1.27              4.75              (m)            71,346         113,606
                            10,000(j)(n)*      1.27              4.75              (n)            71,346         113,606
                            40,000(f)          5.06              3.93          9/27/06           256,062         407,736
Thomas Marquard......        6,000(f)          0.76              3.93          9/27/06            38,409          61,160
John Watkins.........           --               --                --               --                --              --

-------------------------
(a) Represents the value of such option at the end of its 10 year term (without discounting to present value), assuming the market price of the Common Stock appreciates from the exercise price beginning on the grant date at an annually compounded rate of 5% or 10%. These amounts represent assumed rates of appreciation only. Actual gains, if any, will be dependent on overall market conditions and on the future performance of the Common Stock. There can be no assurance that the amount reflected in this table will be achieved. On April 1, 1997, the closing market price of the Common Stock was $3.50, which was below the respective prices of all the options indicated in the table, except for certain of Mr. Jennings' options. Hence, if exercised as of April 1, 1997, none of such options, with the exception of certain of Mr. Jennings' options, would have any value.

(b) These options were granted under the 1992 Stock Option Plan and become exercisable in cumulative annual installments of 25% on each of the first four anniversaries of the grant date or immediately upon death, disability, change of control or termination of employment without cause.

(c) These options were repriced on May 6, 1996 and their exercisability was postponed until May 6, 1997. These options will also become exercisable immediately upon Employee's death or permanent disability, or upon a change of control of the Company.

(d) These options were repriced on May 6, 1996. On September 11, 1997, 12,500 of these options become exercisable, and the remainder become exercisable on September 11, 1998. These options will also become exercisable immediately upon Employee's death or permanent disability, or upon a change of control of the Company.

(e) These options were repriced on May 6, 1996 and become exercisable on December 5, 1997. These options will also become exercisable immediately upon Employee's death or permanent disability, or upon a change of control of the Company.

(f) One-half of the options will vest on June 30, 1997 (the "Turn-around Incentive Options") as follows: one-third of the Turn-around Incentive Options will vest based upon the achievement of corporate goals, one-third upon achievement of divisional goals and one-third upon achievement of individual goals, provided that none of the Turn-around Incentive Options will vest if the optionee does not achieve his individual goals, unless the Stock Option Committee otherwise approves of such vesting. If the Company achieves the 1997 operating plan approved by the Board of Directors, the other half of the options (the "High Growth Incentive Options") will vest on December 31, 1997 as follows: a number of High Growth Incentive Options equal to the number of Turn-around Incentive Options which vested on June 30, 1997 will vest or, if no Turn-around Incentive Options vested because the optionee failed to achieve his individual goals by June 30, 1977, then one-half of the High Growth Incentive Options will vest if the optionee has met his individual goals by December 31, 1997. Vested options become exercisable in four equal annual installments beginning one year from their vesting date.

(g) These options were repriced on May 6, 1996 and become exercisable on August 2, 1997. These options will also become exercisable immediately upon Employee's death or permanent disability, or upon a change of control of the Company.

(h) These options were repriced on May 6, 1996. On December 6, 1997, 2,500 of these options become exercisable and the remainder become exercisable on December 6, 1998. These options will also become exercisable immediately upon Employee's death or permanent disability, or upon a change of control of the Company.

(i) These options were repriced on May 6, 1996. On December 5, 1997, 2,500 of these options become exercisable, on December 5, 1998 an additional 2,500 of these options become exercisable and on December 5, 1999, the remainder become exercisable. These options will also become exercisable upon Employee's death, permanent disability or change of control of the Company.

(j) These options become exercisable in full if the optionee dies or becomes permanently disabled, or upon certain changes of control of the Company.

(k) These options also become exercisable in full if, prior to December 6, 1997, the closing price of the Common Stock exceeds $7.00 per share (previously, $12.00 per share) for at least 20 of 30 consecutive trading days; otherwise, the options will generally expire on such date. If the options become exercisable as a result of an event described in note (j) or in the preceding sentence, the options expire on December 5, 2004 or three months following termination of employment, whichever is earlier. A portion of the options become exercisable if the optionee's employment is terminated due to death, disability or a change of control prior to December 6, 1997, based upon the time elapsed from the grant date to the termination date as a percentage of the time from the grant date to December 6, 1997. In such event, the options expire three months after termination. Upon termination of employment by the Company for any other reason, the unvested portion of the options will expire and the vested portion of the options will remain exercisable for a period of three months following the effective date of termination.

(l) These options also become exercisable in full if, prior to August 6, 1998, the closing price of the Common Stock exceeds $10.00 per share (previously, $14.00 per share) for at least 20 of 30 consecutive trading days; otherwise, the options will generally expire on such date. If the options become exercisable as a result of an event described in note (j) or in the preceding sentence, the options expire on December 5, 2004 or three months following termination of employment, whichever is earlier. A portion of the options become exercisable if the optionee's employment is terminated due to death, disability or a change of control prior to August 6, 1998, based upon the time elapsed from the grant date to the termination date as a percentage of the time from the grant date to August 6, 1998. In such event, the options expire three months after termination. Upon termination of employment by the Company for any other reason, the unvested portion of the options will expire and the vested portion of the options will remain exercisable for a period of three months following the effective date of termination.

(m) These options also become exercisable in full if, prior to April 6, 1999, the closing price of the Common Stock exceeds $12.00 per share (previously, $16.00 per share) for at least 20 of 30 consecutive trading days; otherwise, the options will generally expire on such date. If the options become exercisable as a result of an event described in note (j) or in the preceding sentence, the options expire on December 5, 2004 or three months following the termination of employment, whichever is earlier. A portion of the options become exercisable if the optionee's employment is terminated due to death, disability or a change of control prior to April 6, 1999, based upon the time elapsed from the grant date to the termination date as a percentage of the time from the grant date to April 6, 1999. In such event, the options expire three months after termination. Upon termination of employment by the Company for any other reason, the unvested portion of the options will expire and the vested portion of the options will remain exercisable for a period of three months following the effective date of termination.

(n) These options also become exercisable in full if, prior to December 6, 1999, the closing price of the Common Stock exceeds $14.00 per share (previously $18.00 per share) for at least 20 of 30 consecutive trading days; otherwise, the options will generally expire on such date. If the options become exercisable as a result of an event described in note (j) or in the preceding sentence, the options expire on December 5, 2004 or three months following termination of employment, whichever is earlier. A portion of the options become exercisable if the optionee's employment is terminated due to death, disability or a change of control prior to December 6, 1999, based upon the time elapsed from the grant date to the termination date as a percentage of the time from the grant date to December 6, 1999. In such event, the options expire three months after termination. Upon termination of employment by the Company for any other reason, the unvested portion of the options will expire and the vested portion of the options will remain exercisable for a period of three months following the effective date of termination.

         The following table provides information with respect to unexercised options held as of the end of 1996 by the Named Officers. There were no options exercised by the Named Officers during 1996.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                       NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED               IN-THE-MONEY
                                                         OPTIONS/SARS AT                   OPTIONS/SARS
                                                        FISCAL YEAR-END(#)           AT FISCAL YEAR-END($)(A)
                                                   ----------------------------    ----------------------------
                     NAME                          EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                     ----                          -----------    -------------    -----------    -------------
Eugene Jennings................................           0          300,000            0               0
Lou Gorga......................................           0          100,000            0               0
Perry McClung..................................           0           85,000            0               0
Alan Ker.......................................      15,213           80,000            0               0
Thomas Marquard................................      20,213            6,000            0               0
John Watkins...................................      44,332           70,668            0               0

-------------------------
(a) Represents the total gain which would have been realized if all options were exercised at December 31, 1996. The closing market price at December 31, 1996 was $2.87.

     The following table provides information concerning all repricings of options to purchase Common Stock held by any executive officer of the Company since September 25, 1992, the date of the Company's initial public offering.

                         TEN YEAR OPTION/SAR REPRICINGS

                                                                                                       LENGTH OF
                                                                                                       ORIGINAL
                                          NUMBER OF      MARKET PRICE      EXERCISE                   OPTION TERM
                                          SECURITIES     OF STOCK AT       PRICE AT                  REMAINING AT
                                          UNDERLYING       TIME OF         TIME OF                      DATE OF
                                         OPTIONS/SARS    REPRICING OR    REPRICING OR      NEW       REPRICING OR
                                         REPRICED OR      AMENDMENT       AMENDMENT      EXERCISE      AMENDMENT
           NAME                DATE       AMENDED(#)         ($)             ($)         PRICE($)    (# OF MONTHS)
           ----                ----      ------------    ------------    ------------    --------    -------------
Lou Gorga.................     5/6/96       12,500          $4.38           $ 5.99        $4.75           112
Vice President and Chief       5/6/96        2,500          $4.38           $ 6.00        $4.75           115
Operating Officer              5/6/96       22,500          $4.38           $ 5.99        $4.75           112
                               5/6/96        2,500          $4.38           $ 6.00        $4.75           115

Perry McClung.............     5/6/96       15,000          $4.38           $10.00        $4.75            78
Executive Vice President       5/6/96        7,500          $4.38           $12.15        $4.75            87
                               5/6/96        5,000          $4.38           $ 6.20        $4.75           103
                               5/6/96        2,500          $4.38           $ 6.00        $4.75           115
                               5/6/96        2,500          $4.38           $12.15        $4.75            87
                               5/6/96        5,000          $4.38           $ 6.20        $4.75           103
                               5/6/96        7,500          $4.38           $ 6.00        $4.75           115
                               5/6/96       10,000          $4.38           $ 6.20        $4.75             7
                               5/6/96       10,000          $4.38           $ 6.20        $4.75            15
                               5/6/96       10,000          $4.38           $ 6.20        $4.75            23
                               5/6/96       10,000          $4.38           $ 6.20        $4.75            31

Alan Ker..................     5/6/96       10,000          $4.38           $10.00        $4.75            78
Vice President, Finance,       5/6/96        7,500          $4.38           $12.15        $4.75            87
Chief Financial Officer        5/6/96        5,000          $4.38           $ 6.20        $4.75           103
Treasurer and Assistant        5/6/96        2,500          $4.38           $ 6.00        $4.75           115
Secretary                      5/6/96        2,500          $4.38           $12.15        $4.75            87
                               5/6/96        5,000          $4.38           $ 6.20        $4.75           103
                               5/6/96        7,500          $4.38           $ 6.00        $4.75           115
                               5/6/96       10,000          $4.38           $ 6.20        $4.75             7
                               5/6/96       10,000          $4.38           $ 6.20        $4.75            15
                               5/6/96       10,000          $4.38           $ 6.20        $4.75            23
                               5/6/96       10,000          $4.38           $ 6.20        $4.75            31

COMPENSATION COMMITTEE REPORT ON STOCK OPTION REPRICINGS

     The Compensation Committee, in reviewing executive officer compensation levels following the engagement of Eugene Jennings as Chairman of the Board, President and Chief Executive Officer, observed that stock options held by the Company's executive officers were exercisable at prices significantly in excess of then-current trading prices for the Common Stock. These options no longer served the purpose for which they were intended and provided no real long-term incentive to the executive officers of the Company. As a result, the Committee determined it appropriate to reprice all (or, in the case of Mr. Gorga, who was hired in September 1996, two-thirds) of the options held by the executive officers, so that these options would once again provide realistic incentive to the Company's executive officers at a time when the Company urgently needed to improve its performance. In addition, by repricing options, the Company provided the executive officers with an opportunity to increase their stock holdings in order to further align their interests with those of the Company's shareholders.

     Accordingly, in May 1996, the Company offered to amend existing options to purchase an aggregate of 205,000 shares of Common Stock under the 1992 Stock Option Plan held by the executive officers (including the Performance Options, as defined below) by lowering the exercise price of such options to $4.75 per share, which exceeded both the then current fair market value of the Common Stock, as defined in the 1992 Stock Option Plan, and the conversion price of the Company's outstanding 8.25% Convertible Subordinated Debentures Due 2006. Previously, such repriced options had exercise prices ranging from $5.99 to $12.15.

     Messrs. McClung and Ker each also held options to purchase 40,000 shares of Common Stock which vested in four equal installments if the market price of a share of the Common Stock reached $12.00 by December 6, 1996, $14.00 by August 6, 1997, $16.00 by April 6, 1998 and $18.00 by December 6, 1998, respectively (the "Performance Options"). With the Common Stock then trading at less than $4.40 per share, and the first expiration date for the Performance Options less than eight months away, the Committee determined that the current vesting provisions in the Performance Options should be revised in order for the Performance Options to provide real long-term incentive to these executive officers of the Company. The Committee reset the performance targets for the vesting of the Performance Options held by these two executive officers so that such options vested in four equal installments if the market price of a share of the Common Stock reached $7.00 by December 6, 1997, $10.00 by August 6, 1998, $12.00 by April 6, 1999 and $14.00 by December 6, 1999, respectively. As a result of these changes, the Performance Options now provide these executive officers with strong, added incentive to achieve the Company's long-term performance objectives. In addition, by tying the exercisability of these options to significant increases in the market price of the Common Stock, the Committee has provided that these executives will receive significant financial reward only if the Company's shareholders receive concurrent significant financial reward.

     In exchange for the repricing of existing stock options and the resetting of the performance targets under the Performance Options, the executive officers agreed that all their options that were then exercisable or would become exercisable during the following year would not be exercisable by the optionee unless the optionee was employed by the Company for a period of one year following the repricing. In addition, the executive officers agreed to eliminate the provisions in their existing stock option agreements which would have resulted in such options becoming exercisable upon termination of their employment by the Company without cause, except as to options to purchase 51,250 shares of Common Stock that were then exercisable or which would otherwise have become exercisable during the subsequent six months. Through these additional amendments, the Committee provided the Company's executive officers with added incentive to remain with the Company during the management transition which was then under way and reduced the Company's stock option obligations to these executive officers if they did not remain with the Company following the transition in management.

COMPENSATION COMMITTEE:

EDUARDO BOHORQUEZ, PH.D.                P. THOMAS HIRSCH
ROBERT P. DECRESCE, M.D.                JOSEPH J. VADAPALAS

EMPLOYMENT AGREEMENTS

     The Company has employment agreements with each of the Named Officers. These agreements are described below.

     The employment agreement of Mr. Jennings expires on March 12, 1999 and provides for an annual salary (subject to adjustment for inflation) of $250,000. In connection with the commencement of his employment, the Company also agreed to reimburse Mr. Jennings for certain costs and expenses relating to his relocation to the State of Michigan, including temporary housing, travel, moving expenses, real estate commission and real estate closing costs, and for taxes imposed on such reimbursements. Mr. Jennings' employment agreement also provides for a performance bonus plan for the years 1996 through 1998. For a description of Mr. Jennings' 1996 performance bonus plan, see "Compensation Committee and Stock Option Committee Report -- Annual Cash Incentive Opportunities." Under the 1997 and 1998 performance bonus plans, Mr. Jennings will be eligible to earn up to 100% of his base salary for each such year as a bonus upon the achievement of certain performance objectives for 1997 and 1998. The potential bonus earned under the bonus plan for 1997 and 1998 is a direct function of the percentage of the Company's operating plan achieved during the plan year. The operating plan for each of 1997 and 1998 is the Company's operating plan for each such year as mutually agreed upon by the Board of Directors and Mr. Jennings. The term of the Employment Agreement will extend automatically for successive terms of one year unless, at least six months prior to the then current expiration date, the Company gives notice of its intent not to extend the term. Upon termination of employment by the Company without cause, Mr. Jennings generally will be entitled to receive his salary and benefits for a period of eighteen months if such termination occurs prior to March 12, 1998 or for twelve months if such termination occurs on or after March 12, 1998. Upon termination of employment by the Company for cause or as a result of Mr. Jennings' death, incapacity or violation of the terms of the agreement, the Company's obligation to pay Mr. Jennings' salary will cease.

     The employment agreement of Mr. Gorga expires on December 31, 1998 and provides for an annual salary (subject to adjustment for inflation) of $125,000. Upon commencement of his employment, Mr. Gorga also received a payment of $13,000 in connection with his relocation to the State of Michigan. The contract term will extend automatically for successive terms of one year unless, at least six months prior to the then current expiration date, the Company gives notice of its intent not to extend the term. Upon termination of employment by the Company without cause, Mr. Gorga generally will be entitled to receive his salary and benefits for a period of the lesser of six months following the date of his termination or the remaining term of the employment agreement at the rate in effect as of the date of termination. Upon termination of employment by the Company for cause or as a result of Mr. Gorga's death, incapacity or violation of the terms of the agreement, the Company's obligation to pay Mr. Gorga's salary will cease. The agreement also provides that Mr. Gorga was entitled to participate in the 1994-1996 Executive Compensation Plan.

     The employment agreement of Mr. McClung expires on June 28, 1999 and provides for an annual salary based on the level of earnings before interest, taxes, depreciation and amortization ("EBITDA") for the Company's managed care operation ("USMC") for each year during the term. The agreement provides that Mr. McClung will receive a minimum salary of $150,000 during the first year, which began June 28, 1996, $125,000 (and no more than $400,000) during the second year and $75,000 (and no more than $300,000) during the third year of the term. Mr. McClung is entitled to a bonus of $100,000 if USMC's EBITDA from certain accounts exceeds $4.8 million during each of the years 1996 through 1999. Upon termination of employment without cause by the Company during the first year of the term, Mr. McClung will receive his salary (reduced by earnings from subsequent employment) for the remainder of the first year of the term and for an additional nine months thereafter. Mr. McClung is also entitled to $125,000, of which $75,000 was payable on or before January 1, 1997 and $50,000 is payable on or before January 1, 1998, in connection with a covenant not to compete with the Company and its subsidiaries. Upon termination of employment without cause by the Company after the first year of the term, Mr. McClung, is entitled to receive his salary (reduced by earnings from subsequent employment) until nine months after termination of employment or until June 28, 1999, whichever occurs first. Except for the bonus and the covenant not to compete payments, the Company has no obligation to make further payments if employment is terminated for cause or due to death, disability or resignation. The agreement also provides that Mr. McClung is entitled to participate in the Company's other executive compensation plans.

     The employment agreement of Mr. Ker expires on June 30, 1998 and provides for an annual salary (subject to adjustment for inflation) of $145,000. The agreement provides that the contract term will extend automatically for successive terms of one year unless, at least nine months prior to the then current expiration date, the Company gives notice of its intent not to extend the term. Upon termination of employment by the Company without cause, Mr. Ker generally will be entitled to receive his salary and benefits for a period of nine months. Upon termination of employment by the Company for cause or as a result of Mr. Ker's death, incapacity or violation of the terms of the agreement, the Company's obligation to pay Mr. Ker's salary will cease. The agreement also provides that Mr. Ker was entitled to participate in the 1994-1996 Executive Compensation Plan.

     The employment agreement of Mr. Marquard provides for a minimum annual salary of $125,947, subject to increase by the Company's chief executive officer (and adjustment for inflation), until the agreement expires on January, 1, 1999. Upon termination of Mr. Marquard's employment by the Company for cause or as a result of his death, disability or violation of the terms of the agreement, the Company's obligation to pay Mr. Marquard's salary will cease. If Mr. Marquard's employment is terminated without cause, Mr. Marquard generally is entitled to be paid his salary for nine months and certain outplacement expenses. The agreement also provides for an annual bonus of up to $50,000 based upon the level of net revenues generated by the Company from certain new or expanded managed care contracts.

     The employment agreement with Mr. Watkins provides for an annual salary of $75,000 and expires on June 30, 1997. Upon termination of Mr. Watkins' employment by the Company for cause or as a result of his death, disability or violation of the terms of the agreement, the Company's obligation to pay Mr. Watkins' salary will cease. If Mr. Watkins' employment is otherwise terminated by the Company, the Company is obligated to pay his salary for the remainder of the term. Mr. Watkins will also receive payments totaling $120,000, payable in 15 equal monthly installments, which payments began in April 1996, in connection with his covenant not to compete with the Company during the term of his employment and for five years thereafter.

     In addition, the stock option agreements with Messrs. Jennings, Gorga, McClung, Ker, Watkins and Marquard provide that such options become immediately exercisable in full upon a change of control of the Company and, in certain cases, upon termination without cause. The Company's unwillingness to extend the term of Mr. Watkins' employment agreement for additional one-year periods (except where his employment has been terminated as a result of his death, disability, violation of the terms of the agreement or termination of his employment for cause) will constitute a termination of Mr. Watkins' employment without cause for purposes of his stock option agreements, other than the performance-based options granted in 1994, which will remain outstanding and continue to become exercisable in accordance with the terms of such options.

     Under the 1994-1996 Executive Compensation Plan, a quarterly bonus pool is established in an amount equal to 7% of the Company's EBITDA (earnings before interest, taxes, depreciation and amortization) for such quarter, less base salary payments to the senior executive officers for such quarter. The bonus pool, if any, is distributed quarterly to senior executive officers. The plan provides for a cap on annual bonus payments made under the plan and requires any negative quarterly bonus amount to be accumulated and offset by positive quarterly bonus amounts before bonuses for future periods may be paid.

COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors is responsible for oversight and administration of the Company's executive compensation program. The Stock Option Committee of the Board of Directors is responsible for the administration of the Company's stock option programs.

     The Company believes that its long-term success depends on its ability to attract, retain and motivate top quality executives. The Compensation Committee and the Stock Option Committee recognize that the Company's executive compensation program is an essential element in that process. The Company's executive compensation program reflects the Company's philosophy that executive compensation should be directly linked to the Company's performance. The program has been designed to link executive compensation to Company performance through at-risk compensation opportunities, both short-term and long-term, in order to adequately reward executives who contribute to the Company's success.

     The Company's executive compensation program consists of base salary, annual cash incentive opportunities and long-term incentives represented by stock options. The salary, bonus and other compensation terms for new executive officers are established by the Compensation Committee based upon each executive's qualifications, position and level of responsibility.

Base Salary

     The Compensation Committee reviews base salary levels of the Company's executive officers at least annually and, if appropriate, adjusts base salary levels consistent with the terms of employment agreements with the Company's senior executive officers. Similarly, the President and Chief Executive Officer reviews base salary levels of the Company's other senior management annually and, if appropriate, adjusts such levels.

     Effective April 3, 1996, the Company engaged Eugene Jennings as Chairman of the Board, President and Chief Executive Officer of the Company at an annual base salary of $250,000, subject to annual cost of living increases. The Compensation Committee established Mr. Jennings' base salary and the other terms and conditions of employment based upon its assessment of Mr. Jennings' qualifications, position and level of responsibility at the Company and its assessment of the terms of employment required to attract Mr. Jennings to the Company. For a more detailed description of the terms and conditions of Mr. Jennings' employment with the Company, see "Proposal 1 -- Nominees for Election as Directors -- Executive Compensation -- Employment Agreements."

     During 1996, the base salary levels of certain of the Company's other executive officers were generally increased, effective March, 1, 1996, to reflect a 2% cost of living increase as required by the terms of employment agreements entered into with these executives prior to 1996. In connection with the engagement of Mr. Jennings, effective April 3, 1996, John T. Watkins, who had previously served as President and Chief Executive of the Company, became Vice-Chairman of the Board of the Company, a non-executive officer position. His base salary level was reduced at that time to $75,000 per annum, reflecting his reduced responsibilities at the Company. No other changes were made in the base salary levels of the Company's executive officers during 1996.

     The terms of the employment agreements with the Named Officers are described under "Proposal 1 -- Nominees for Election as Directors -- Executive Compensation -- Employment Agreements."

Annual Cash Incentive Opportunities

     The Compensation Committee endeavors to institute cash incentive opportunities which will provide significant reward to the Company's senior executive officers for performance which enhances shareholder value, but which will result in little or no reward for performance that does not enhance shareholder value.

     Annual cash incentive opportunities have in the past consisted of two separate components: (i) bonus arrangements based upon the achievement of individual performance goals, and (ii) bonus arrangements based upon the achievement of Company performance goals.

     The Compensation Committee established a performance bonus plan for Mr. Jennings for 1996. Under this plan, Mr. Jennings was eligible to earn up to 100% of his 1996 annual base salary ("1996 Potential Bonus") upon the achievement of certain performance objectives. Mr. Jennings earned 50% of his 1996 Potential Bonus based upon his development of a three-year strategic business plan for the Company's managed care operations, a three-year turnaround plan for the Company's laboratory operations and human resource and public relations plans. The additional performance objectives required to be achieved for Mr. Jennings to earn the remainder of his 1996 Potential Bonus were not achieved during 1996. These objectives included (i) an increase in the fair market value of the Company's Common Stock by more than 120% and the Company reporting a positive net income for 1996, in order for Mr. Jennings to earn 75% of his 1996 Potential Bonus, and (ii) the achievement of the Company's 1996 operating plan approved by the Board of Directors, in order for him to earn the remainder of his 1996 Potential Bonus.

     Under the performance bonus program established by the Compensation Committee for the executive officers, other than Mr. Jennings, for 1996, a quarterly bonus pool was to be established in an amount equal to 7% of the Company's EBITDA (earnings before interest, taxes, depreciation and amortization) for each quarter, less base salary payments to the executive officers for such quarter. The plan provided for a cap on annual bonus payments under the plan and required any negative quarterly bonus amount to be accumulated and offset by positive quarterly bonus amounts before bonuses for future periods could be paid. During 1996, base salary payments to the senior executive officers for each quarter exceeded 7% of the Company's EBITDA for such quarter and so no quarterly bonuses were earned by the executive officers in 1996 under this performance bonus program.

     Based upon the Company's 1996 financial performance, the Compensation Committee did not authorize the payment of any other bonuses to Mr. Jennings or the other senior executive officers relating to 1996 Company performance or individual performance.

Stock Incentive Opportunities

     The Company's stock incentive opportunities consist of grants of stock options under the Company's 1992 Stock Option Plan. The Company's stock option program permits the executive officers to buy a specific number of shares of Common Stock, in the future, at or above the fair market value of such shares on the date an option is granted. Stock options gain value only to the extent the stock price exceeds the option exercise price. As a result, options have no value to the Company's executive officers unless the executive officers are able to significantly improve the Company's operating performance in a fashion which results in stock price appreciation.

     The Stock Option Committee believes that an essential element of the Company's long-term success is a highly motivated executive team with a significant financial interest in improving both the Company's short-term and long-term operating performance. As a result, in the Stock Option Committee's view, significant stock-based incentive opportunities are a necessary element of the Company's executive compensation program in order to encourage the achievement of the Company's long-term operating goals.

     In connection with the engagement of Mr. Jennings as Chairman of the Board, President and Chief Executive Officer, the Compensation Committee, which administered the Company's 1992 Stock Option Plan at the time, granted Mr. Jennings options to purchase 300,000 shares of the Common Stock under the 1992 Stock Option Plan. These options become exercisable in four equal annual installments, beginning one year from their date of grant, at an exercise price equal to the fair market value of the Common Stock, as defined under the 1992 Stock Option Plan, on the dates of grant. These options were intended to attract Mr. Jennings to the Company, encourage his continued employment with the Company and provide incentive to improve Company performance.

     In May 1996, options for a total of 205,000 shares of Common Stock held by executive officers of the Company were repriced. For a description of such repricings and the basis therefor, see "Proposal 1 -- Nominees for Election as Directors -- Executive Compensation -- Ten-Year Option/SAR Repricings" and "-- Compensation Committee Report on Stock Option Repricings."

     In September 1996, the Stock Option Committee adopted an Incentive Stock Option Award Program ("ISOAP"). The objective of the ISOAP is to direct and reward behavior consistent with shareholder value creation. The ISOAP is intended to provide incentives that encourage higher levels of individual participation, achievement and commitment to both the Company's short-term and long-term objectives. Under the ISOAP, participants are given the opportunity to earn options to purchase Common Stock, and so obtain an equity position in the Company, if they achieve short-term strategic objectives of the Company. Further, the ISOAP encourages participants to remain with the Company for extended periods by providing that options, once vested, become exercisable over a four year period.

     Under the ISOAP during 1996, certain executive officers (other than Mr. Jennings), officers and managers of the Company were granted options to purchase shares of Common Stock pursuant to the 1992 Stock Option Plan. Options to purchase a total of 80,000 shares of Common Stock were granted to executive officers of the Company under the ISOAP, at an exercise price equal to the fair market value of the Common Stock, (as defined under the 1992 Stock Option Plan) on the date of grant. One-half of the ISOAP options will vest on June 30, 1997 (the "Turn-around Incentive Options") as follows: one-third of the Turn-around Incentive Options will vest based upon the achievement of corporate goals, one-third upon achievement of divisional goals and one-third upon achievement of individual goals, provided that none of an optionee's Turn-around Incentive Options will vest if the optionee does not achieve his or her individual goals, unless the Stock Option Committee otherwise approves of such vesting. Corporate and divisional goals are based upon the 1997 operating plan approved by the Board of Directors. If the Company achieves the 1997 operating plan approved by the Board of Directors, the other half of the ISOAP options held by an optionee (the "High Growth Incentive Options") will vest on December 31, 1997 as follows: a number of High Growth Incentive Options equal to the number of Turn-around Incentive Options which vested on June 30, 1997 will vest or, if no Turn-around Incentive Options vested because the optionee failed to achieve their individual goals by June 30, 1997, then one-half of the High Growth Incentive Options will vest if the optionee has met his or her individual goals by December 31, 1997. Vested options become exercisable in four equal annual installments beginning one year from their vesting date.

  Deductibility of Executive Compensation

     The Compensation Committee and the Stock Option Committee annually review the provisions of the Internal Revenue Code and related regulations of the Internal Revenue Service which restrict deductibility of executive compensation paid to any of the five most highly compensated executive officers at the end of any fiscal year to the extent such compensation exceeds $1,000,000 in any year.

     The Company's 1992 Stock Option Plan contains a restriction on the granting of options so that compensation realized in connection with the exercise of options would be exempt from the restriction on deductibility described above. The 1992 Stock Option Plan restricts to 375,000 the number of shares of Common Stock that may be subject to options granted to any salaried employee in any two consecutive fiscal years. It is important to note that while this restriction allows the Stock Option Committee continuing discretion in establishing executive officer compensation, it does limit such discretion by restricting the size of option awards which the Stock Option Committee may grant to any single individual. The permitted size of the option awards to a single individual is based on the Board of Directors' determination of the maximum number of option shares which were required to be granted in a two-year period to attract a new chief executive officer to the Company.

     The Compensation Committee and the Stock Option Committee do not believe that other components of the Company's compensation program are likely to result in payments to any executive officer in any year which would be subject to the restriction on deductibility, and therefore concluded that no further action with respect to qualifying such compensation for deductibility was necessary at this time. The Compensation Committee and the Stock Option Committee will continue to evaluate the advisability of qualifying future executive compensation programs for deductibility under the Internal Revenue Code.

COMPENSATION COMMITTEE:                 STOCK OPTION COMMITTEE:

EDUARDO BOHORQUEZ, PH.D.                ROBERT P. DECRESCE, M.D.
ROBERT P. DECRESCE, M.D.                P. THOMAS HIRSCH
P. THOMAS HIRSCH
JOSEPH J. VADAPALAS

SHAREHOLDER RETURN

     Set forth below is a graph comparing the cumulative total return on the Common Stock from September 25, 1992, the date on which the Company's Common Stock began trading publicly on the Nasdaq Stock Market's National Market (symbol: USML), through December 31, 1996 with the Standard and Poor's 500 Stock Index (the "S&P 500"), an index constructed by the Company based on the cumulative total returns of a group of companies in the clinical laboratory industry (the "Peer Group") and a published industry index comprised of over 30 companies having an SIC code of 8071 (medical laboratories). The Peer Group includes DIANON Systems Inc., LabOne, Inc. (f/k/a Home Office Reference Laboratory Inc.), and Unilab Corp. Meris Laboratories, Inc., which was formerly in the Peer Group, has been excluded from the Peer Group as it no longer has publicly traded securities. The Company intends to discontinue the comparison with the Peer Group as it believes the comparison with the broader published index will be more informative than the comparison with the Peer Group, which now includes only three companies. The graph assumes that the value of the investment in the Common Stock, the S&P 500, the Peer Group and the published industry index was $100 on September 25, 1992 and that all dividends were reinvested.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
               PERIOD SINCE PUBLIC OFFERING ON SEPTEMBER 25, 1992

         MEASUREMENT PERIOD                 USML            S&P 500          PEER GROUP         INDUSTRY
        (FISCAL YEAR COVERED)                                                                    INDEX
9/25/92                                      100               100               100               100
12/31/92                                   167.5            105.05            107.43             99.42
12/31/93                                     100            115.64            112.65             87.82
12/31/94                                    42.5            117.17             87.15             80.67
12/31/95                                    42.5            161.20             76.47             76.12
12/31/96                                   28.75            198.21             77.51             58.96

                                   PROPOSAL 2

               APPROVAL OF PROPOSAL TO CHANGE THE COMPANY'S NAME

     The Board of Directors proposes and recommends to the shareholders for their approval an amendment to the Articles of Incorporation to change the name of the Company by amending Article One to read: "The name of the corporation is Universal Care, Inc." The affirmative vote of the holders of a majority of the shares of Common Stock issued and outstanding on the Record Date is required to approve the amendment effectuating the name change.

     Over the past few years, the Company has expanded its business beyond the medical laboratory business which was its principal business focus in its early years of operations. Today, the Company's business operations include both its medical laboratories business, as well as managed care operations offering an array of medical services, including medical laboratory services. The Company's business strategy is to become a national leader in the development and delivery of innovative health care management programs. In that regard, it has placed an increased emphasis on the expansion of its managed care operations and plans to continue to expand the types of medical services it offers under these programs.

     The Company believes that its current name, which includes the words "Medical Laboratories", does not properly reflect the Company's current business strategy and business operations. As a result, the Board of Directors has selected "Universal Care, Inc." as the new name for the Company. The Board of Directors believes that this new name is more reflective of the Company's current business strategy of offering broad-based health care management programs.

     If approved by the shareholders at the Annual Meeting, the new name will become effective upon the filing of an amendment to the Company's Articles of Incorporation with the Michigan Department of Consumer and Industry Services. The change in corporate name will not affect the validity or transferability of stock certificates currently outstanding and shareholders will not be required to exchange any certificates they currently hold.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSAL TO CHANGE THE NAME OF THE COMPANY TO UNIVERSAL CARE, INC.

                                   PROPOSAL 3

              APPROVAL OF AMENDMENT TO THE 1992 STOCK OPTION PLAN

PROPOSED AMENDMENT

     The Company proposes to amend the Option Plan to increase the number of shares of Common Stock subject to the Option Plan by 500,000 to 1,800,000 shares. Approval of the proposal to amend the Option Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock voted on the proposal at the Annual Meeting.

     The Company's executive officer and management compensation program is based upon the philosophy that executive compensation should be linked to performance. The purpose of the Option Plan is to attract and retain qualified personnel and to provide additional incentive to employees, officers, directors and consultants which is linked to Company performance. Since stock options only gain value if the price of the Common Stock increases above the option exercise price, grants of options to executives under the Option Plan reflect the Company's philosophy and objective of linking executive compensation to Company performance.

     In accordance with this compensation philosophy, during the last year the Stock Option Committee granted options to purchase 230,000 shares of Common Stock under the Option Plan pursuant to the Incentive Stock Option Award Program ("ISOAP"), which is described in more detail under "Proposal 1 -- Nominees for Election as Directors -- Executive Compensation -- Compensation Committee and Stock Option Committee Report." The participants in the ISOAP were the executive officers of the Company (other than the Chairman of the Board, President and Chief Executive Officer of the Company) and certain key officers and managers of the Company. The ISOAP is designed to encourage achievement of both the Company's short-term and long-term strategic objectives. Under the ISOAP, participants are given the opportunity to earn options to purchase Common Stock upon achievement of the Company's short-term strategic objectives. Further, the ISOAP encourages achievement of the Company's long-term strategic objectives by providing that options, once earned, become exercisable over a four year period. In addition, options under the ISOAP gain value only if management of the Company is able to achieve and sustain improved operating performance at levels which cause the price of the Common Stock to increase above the exercise price of such options.

     As part of the Company's reengineering and cost reduction programs initiated during 1996, the Company strengthened its management team through the addition of a number of key officers and managers. These new officers and managers brought new skills, ideas and energy to the Company during the past year and are responsible for the success of the Company's reengineering and cost reduction efforts to date. In order to attract these new key officers and managers to the Company and to provide them with the incentive to achieve the Company's strategic objectives, the Company granted these officers and managers options to purchase an aggregate of 126,500 shares of Common Stock under the Option Plan.

     As of May 14, 1997, 1,103,300 shares of Common Stock have been granted under the Option Plan and are outstanding, and approximately 90,000 shares of Common Stock under the Option Plan are reserved for future grants which the Company is committed to make, leaving only 96,700 shares of Common Stock available at that time for future grants under the Option Plan. The Company believes that it requires a greater number of option shares than are currently available under the Option Plan if it is to continue to use stock options to attract and motivate its management team. Option shares available under the Option Plan are expected to be used to honor commitments to officers hired in the last year for future option grants, to attract a number of additional key officers and managers required to complete the Company's management team and for annual performance option grants to the Company's executive officers, officers and key managers. Without the proposed amendment to the Option Plan, the Company will not have sufficient option shares available for all of these purposes and the Company will be required to limit its use of grants of stock options as part of its executive and management compensation program.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE OPTION PLAN.

DESCRIPTION OF OPTION PLAN

     The Option Plan was first adopted by the Board of Directors on June 23, 1992 and the Option Plan and subsequent amendments have been approved by the Company's shareholders. The Option Plan provides for the granting to employees (including executive officers) of incentive stock options ("ISOs") within the meaning of Section 422 of the Code and for the granting of nonqualified stock options to employees (including executive officers), directors and consultants. Currently, there are approximately 25 employees (including executive officers and employee-directors), and seven non-employee directors eligible to participate in the Option Plan.

     The Option Plan is currently administered by the Stock Option Committee. The Stock Option Committee determines who will receive options and the terms of the options granted under the Option Plan, including the exercise price, number of shares subject to the option, term and exercisability. The Stock Option Committee currently is not permitted to grant options to purchase more than 375,000 shares to any salaried employee in any two consecutive fiscal years. In addition, the Stock Option Committee cannot grant an ISO if, as a result of the grant, the optionee would have the right in any calendar year to exercise for the first time one or more ISOs for shares having an aggregate fair market value (under all plans of the Company and determined for each share as of the date the option to purchase the share was granted) in excess of $100,000. Generally, no option may be transferred by the optionee other than by will or the laws of descent and distribution. Each option may be exercised, during the lifetime of the optionee, only by the optionee. The exercise price of all ISOs and nonqualified stock options under the Option Plan must equal at least the fair market value of the Common Stock of the Company on the date of grant as calculated under the Option Plan. The exercise price of any ISO granted to an optionee who owns stock possessing more than 10% of the voting power of the Company's outstanding capital stock must equal at least 110% of the fair market value of the Common Stock on the date of grant. Payment of the exercise price may be made in cash, Common Stock or the retention of option shares which would otherwise be transferred to the option holder upon exercise of any exercisable stock option under the Option Plan. As of the close of business on May 1, 1997, the price per share of Common Stock as quoted on the Nasdaq National Market was $3.00.

     The Option Plan may be amended from time to time by the Board of Directors but shareholder approval will generally be required for any amendment which would cause any ISO no longer to qualify as such or which would materially increase the benefits to any option holder who is subject to Section 16 of the Securities Exchange Act of 1934 with respect to options granted prior to October 24, 1996.

STOCK OPTIONS GRANTED UNDER THE OPTION PLAN

     The following table sets forth the number of shares of Common Stock subject to options granted under the Option Plan to the Named Officers, all persons who received more than 5% of the option shares included in the Option Plan (other than persons whose relationship with the Company has terminated without their options becoming exercisable), each director-nominee, all non-employee directors as a group, all current executive officers as a group and all other current employees as a group. No options have been granted under the Option Plan to any associate of any current director, executive officer or director-nominee. The exercise prices of all options granted under the Option Plan, ranging from $3.15 to $12.28, were at or above the fair market value of the Common Stock as of the respective grant dates. Options granted under the Option Plan generally become exercisable in cumulative annual installments of 25% on each of the first four anniversaries of the grant date. Options granted under the Option Plan generally also become exercisable immediately upon the death or disability of the grantee or a change in control of the Company, and the options granted to Messrs. Jennings, Watkins, Miller and certain options granted to Messrs. Gorga, McClung and Ker, which became exercisable by their terms on May 6, 1997, also become exercisable immediately upon termination of employment without "cause".

                                                                 NUMBER OF SHARES
                                                                  OF COMMON STOCK
                                                                    SUBJECT TO
                                                                OPTIONS PREVIOUSLY
                                                                   GRANTED UNDER
                  NAME OF PERSON OR GROUP                           OPTION PLAN
                  -----------------------                       -------------------
Eugene Jennings, Chairman, President and Chief Executive
  Officer and Director -- Nominee...........................          450,000(1)
Lou Gorga, Vice President and Chief Operating Officer.......          100,000(2)
Perry McClung, Executive Vice President and President of
  USMC......................................................          125,000(3)
Alan Ker, Vice President, Finance, Treasurer and Chief
  Financial Officer.........................................          120,000(3)
Thomas Marquard, Vice President, Sales and Marketing of
  USMC......................................................           11,000
John Watkins, Vice Chairman and former Chairman, President
  and Chief Executive Officer...............................          125,000(4)
Michael Miller, former Vice President, Sales and
  Marketing.................................................           90,000(5)
Thomas R. Donahue, Director -- Nominee......................                0
P. Thomas Hirsch, Director -- Nominee.......................                0
All Non-Employee Directors as a Group.......................           15,000
All Current Executive Officers as a Group...................          795,000(1)(2)(3)
All Other Current Employees (other than Executive Officers)
  as a Group................................................          293,300(6)

-------------------------
(1) Includes options to purchase a total of 75,000 shares which the Company intends to grant during the next year under the Option Plan. For a description of Mr. Jennings stock options under the Stock Option Plan, see "Proposal 1 -- Nominees for Election as Directors -- Executive Compensation -- Options."

(2) For a description of Mr. Gorga's stock options, granted or repriced in 1996 under the Option Plan, see "Proposal 1 -- Nominees for Election as Directors -- Executive Compensation -- Options." Also includes options to purchase 20,000 shares of Common Stock, 2,500 of which become exercisable on each of December 5, 1998 and 1999, and September 11, 1998 and 12,500 of which become exercisable on September 11, 1999.

(3) For a description of Messrs. McClung's and Ker's stock options granted under the Option Plan, see "Proposal 1 -- Nominees for Election as Directors -- Executive Compensation -- Options." Includes stock options to purchase 40,000 shares of Common Stock granted in 1997 to Mr. McClung under the ISOAP.

(4) Includes an option for 50,000 shares of Common Stock which becomes exercisable in cumulative annual installments of 5,458 shares beginning December 31, 1993 through 1996, 8,733 shares beginning December 31, 1997 through 1999 and the remainder on January 1, 2000. Includes an option for 40,000 shares of Common Stock (the "Performance Option") which become exercisable if (i) the closing price of the Common Stock exceeds certain target prices, ranging from $12.00 to $18.00 per share, prior to certain dates between December 6, 1996 and December 6, 1998, (ii) the optionee dies or becomes permanently disabled, or (iii) a change in control of the Company occurs in which shareholders receive consideration in excess of $10.00 per share. Options to purchase 10,000 of such Performance Option shares have expired.

(5) Mr. Miller's options expired in 1995 and 1996 in connection with the termination of his employment with the Company.

(6) Includes options to purchase 110,000 shares of Common Stock granted under the ISOAP. See "Proposal 1 -- Nominees For Election As Directors -- Compensation Committee and Stock Option Committee Report."

FEDERAL INCOME TAX CONSEQUENCES

     Under the Code as now in effect, at the time an ISO is granted or exercised, the optionee will not be deemed to receive any income and the Company will not be entitled to any deduction. However, the difference between the exercise price and the fair market value of the shares of Common Stock on the date of exercise is a tax preference item, which may subject the optionee to the alternative minimum tax in the year of exercise. The holder of an ISO generally will be accorded capital gain or loss treatment on the disposition of Common Stock acquired by exercise of an ISO, provided the disposition occurs more than two years after the date of grant and more than one year after exercise. An optionee who disposes of shares acquired upon exercise of an ISO prior to the expiration of the foregoing holding periods realizes ordinary income upon the disposition equal to the difference between the exercise price and the lesser of the fair market value of the shares on the date of exercise or the disposition price. To the extent ordinary income is recognized by the optionee, the Company may deduct a corresponding amount as compensation expense. Payment of the exercise price by surrendering shares of Common Stock generally will not result in the recognition of a capital gain or loss on the shares surrendered.

     Upon the exercise of a nonqualifed stock option, an optionee will recognize ordinary income equal to the difference between the exercise price and the fair market value of the Common Stock acquired at the time of exercise and the Company will receive a corresponding deduction. Payment of the exercise price by surrendering shares of Common Stock generally will not result in the recognition of a capital gain or loss on the shares surrendered. When the optionee disposes of the shares acquired by the exercise of the option, any difference from the fair market value of the shares on the date of exercise will be treated as capital gain or loss.

     The Company may withhold from an optionee's salary or other compensation (or to secure payment from the optionee in lieu of withholding) all or any portion of any withholding or other tax due with respect to any shares of Common Stock deliverable under such optionee's option or the Committee may (but need not) permit payment of such withholding by the Company's retention of shares of Common Stock which would otherwise be transferred to the optionee upon exercise of the option. In the event any Common Stock is retained by the Company to satisfy all or any part of the withholding, the part of the withholding deemed to have been satisfied by such Common Stock will be equal to the fair market value of the shares of Common Stock retained by the Company.

                              SECURITIES REPORTING

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it since January 1, 1996, or written representations from certain reporting persons that no Form 5 reports were required for those persons, the Company believes that all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with during 1996, except that Alan Ker, the Treasurer, Vice President Finance and Chief Financial Officer, filed one late Form 4 report with respect to four options that were repriced during 1996 and one late Form 5 report with respect to one option grant; Lou Gorga, the Vice President and Chief Operating Officer, filed one late Form 4 report with respect to two options that were repriced during 1996 and one late Form 5 report with respect to one option grant; and Perry McClung, the Executive Vice President, filed one late Form 4 report with respect to four options that were repriced during 1996.

                            INDEPENDENT ACCOUNTANTS

     The accounting firm of BDO Seidman LLP acted as independent accountants to audit the financial statements of the Company and its consolidated subsidiaries for 1996. The Audit Committee has not yet completed its evaluation of the 1996 audit process. As a result, the selection of the independent accountants to audit the financial statements of the Company for the fiscal year ended December 31, 1997, will be made by the Board of Directors at a later date. Representatives of BDO Seidman LLP are expected to be at the Annual Meeting and to be available to respond to appropriate questions. Such representatives will have the opportunity to make a statement if they desire to do so.

     On December 31, 1996, the Audit Committee of the Board of Directors of the Company determined not to retain the firm of Coopers & Lybrand LLP to audit the Company's financial statements for the year ended December 31, 1996. Coopers & Lybrand LLP had been the Company's principal accountants for the purpose of auditing its financial statements since the organization of the Company.

     The reports of Coopers & Lybrand LLP on the financial statements for the years ended December 31, 1995 and 1994 contained no adverse opinion or disclaimer of opinion, nor were they modified as to uncertainty, audit scope or accounting principles, except as set forth below. An accountant's report of Coopers & Lybrand LLP contained in a Form S-2 Registration Statement filed by the Company with the Securities and Exchange Commission on December 8, 1995 contained a paragraph regarding uncertainty relating to the Company's tax indemnification obligations to MML, Inc., the business of which was acquired by the Company in 1991. Coopers & Lybrand LLP reissued this accountant's report on January 16, 1996, in connection with Amendment No. 1 to such Registration Statement without inclusion of the foregoing tax indemnification paragraph due to a change in accounting standards, effective January 1, 1996, which permitted the removal of this paragraph in Coopers & Lybrand LLP's accountant's report as long as adequate disclosure regarding the same was contained in the financial statements to which the accountant's report related. Since the Company's financial statements relating to such accountant's report contained such disclosure, Coopers & Lybrand LLP was no longer required to include the foregoing tax indemnification paragraph in its accountant's report relating to such financial statements.

     The Company has had no disagreements with Coopers & Lybrand LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to the satisfaction of Coopers & Lybrand LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its reports relating to the auditing of the Company's financial statements for the years ended December 31, 1995 and 1994 or during the period January 1, 1996 to December 31, 1996.

                             SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the 1998 Annual Meeting of Shareholders must be received by the Secretary of the Company at the Company's principal executive offices on or before January 14, 1998. Shareholders who wish to submit proposals for action or nominees for election at a meeting of shareholders must comply with certain notice and informational requirements set forth in the Company's bylaws.

                        SHAREHOLDERS WHO ARE PHYSICIANS

     Pursuant to Federal and State law, physicians are prohibited from referring, recommending or arranging for a referral of clinical laboratory services for which payment may be made under Medicare to the Company if such persons or any member of their immediate family has an investment, compensation or other financial relationship with the Company, including the ownership of Common Stock. All owners of Common Stock who are physicians or have physicians in their immediate family must report the physician's name and I.D. number to the Company.

                                          By order of the Board of Directors,
                                          Thomas S. Vaughn, Secretary

May 14, 1997

                 UNIVERSAL STANDARD MEDICAL LABORATORIES, INC.

                           1992 STOCK OPTION PLAN, AS
                       AMENDED AND RESTATED MAY 14, 1997


                                   ARTICLE 1

                           Identification of the Plan

     1.1  Title.    The plan described herein (the "Plan") shall be known as
the "Universal Standard Medical Laboratories, Inc. 1992 Stock Option Plan."

     1.2 Purpose. The purpose of this Plan is (i) to reward Participants in the Plan for services to Universal Standard Medical Laboratories, Inc. (the "Company") and its Subsidiaries rendered by such persons after the date of adoption of this Plan by the Company's stockholders, (ii) to provide Participants in the Plan with significant additional incentive to promote the financial success of the Company, and (iii) to provide an incentive which may be used to induce able persons to enter into or remain in the employment of, or to provide services to, the Company or any Subsidiary.

     1.3 Defined Terms. Certain capitalized terms used in this Plan shall have the meanings assigned for such terms in Section 10.1 of this Plan.

                                   ARTICLE 2

                          Administration of this Plan

     2.1 Committee's Powers. This Plan shall be administered by a committee (the "Committee") composed of persons appointed by the Board of Directors of the Company in accordance with the provisions of Section 2.2. The Committee shall have full power and authority to prescribe, amend and rescind rules and procedures governing administration of this Plan. The Committee shall have full power and authority to interpret the terms of this Plan and the Options granted hereunder, and the rules and procedures established by the Committee. Each action of the Committee which is within the scope of the authority delegated to the Committee by this Plan or by the Board shall be binding on all persons.

     2.2 Committee Membership. The Committee shall be composed of non-employee members of the Board. The Board shall have the power to determine the number of members which the Committee shall have and to change the number of membership positions on the Committee from time to time but in no event shall the Committee consist of less than two members of the Board. The Board shall appoint all members to the Committee. The Board may from time to time appoint members to the Committee in substitution for, or in addition to, members previously appointed and may fill vacancies, however caused, on the Committee. Any member of the Committee may be removed from the Committee by the Board at any time without cause. If at any time no special committee has been constituted by the Board especially for the purposes of this Plan, then the entire Board shall have all powers and rights delegated to the "Committee" under this Plan.

                                   ARTICLE 3

                      Persons Eligible to Receive Options

     A person shall be eligible to be granted an Option only if, on the proposed Granting Date for such Option, such person is an officer or director of the Company or meets the following standards: (i) such person is employed by the Company or a Subsidiary and such person has managerial, supervisory or similar responsibilities or (ii) such person is an independent contractor who provides key services to the Company or a Subsidiary. A person selected to be granted an Option is herein called a "Participant."

                                   ARTICLE 4

                                 Options Grant

     4.1 Power to Grant Options. The Committee shall have the right and the power to grant at any time to any Participant an option entitling such person to purchase Common Stock from the Company in such quantity, at such price, on such terms and subject to such conditions consistent with the provisions of this Plan as may be established by the Committee on or prior to the Granting Date for such option; provided that, effective on and after May 2, 1996, no Participant who is a salaried employee shall be eligible to receive aggregate option grants under this Plan, in any two consecutive fiscal years of the Company, to purchase more than 375,000 shares of the Common Stock.

     4.2 Granting Date. An Option shall be deemed to have been granted under this Plan on the date (the "Granting Date") on which the Committee designates as the Granting Date at the time it approves such Option, provided that the Committee may not designate a Granting Date with respect to any Option which is earlier than the date on which the granting of such Option is approved by the Committee.

     4.3 Option Terms Which the Committee May Determine. The Committee shall have the power to determine the Participants to whom Options are granted, the number of Shares subject to each Option, the number of Options awarded to each Participant and the time at which each Option is granted. Except as otherwise expressly provided in this Plan, the Committee shall also have the power to determine, at the time of the grant of each Option, all terms and conditions governing the rights and obligations of the holder with respect to such Option, including but not limited to: (a) the purchase price per Share or the method by which the purchase price per Share will be determined; (b) the length of the period during which the Option may be exercised and any limitations on the number of Shares purchasable with the Option at any given time during such period; (c) the times at which the Option may be exercised; (d) any conditions precedent to be satisfied before the Option may be exercised; (e) any restrictions on resale of any Shares purchased upon exercise of the Option; and (f) whether the Option will constitute an Incentive Stock Option.

     4.4 Option Agreement. No person shall have any rights under any Option unless and until the Company and the person to whom such Option is granted have executed and delivered an agreement expressly granting the Option to such person and containing provisions setting forth the terms of the Option (an "Option Agreement").

                                   ARTICLE 5

                                  Option Terms

     5.1 Plan Provisions Control Option Terms. The terms of this Plan shall govern all the Options. In the event any provision of any Option Agreement conflicts with any term in this Plan as constituted on the Granting Date of such Option, the term in this Plan as constituted on the Granting Date of the Option shall control. Except as provided in Article 8, the terms of any Option may not be changed after the Granting Date of such Option without the express approval of the Option Holder.

     5.2 Price Limitation. Subject to Article 8, the price at which each Share may be purchased upon the exercise of any Option may not be less than the Fair Market Value on the Granting Date for such Option, provided that if an Incentive Stock Option is granted to a person who owns, on the Granting Date of such Incentive Stock Option, stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company (or of any parent or Subsidiary of the Company in existence on the Granting Date of such Option), the price at which each Share may be purchased upon exercise of such Incentive Stock Option may not be less than 110% of the Fair Market Value on the Granting Date for such Option.

     5.3 Term Limitation. No Incentive Stock Option may be granted under this Plan which is exercisable more than ten years after its Granting Date. This
Section 5.3 shall not be deemed to limit the term which the Committee may specify for any Options granted under the Plan which are not intended to be Incentive Stock Options.

     5.4 Transfer Limitations. No Incentive Stock Option or other Option granted to any Section 16 Holder shall be transferable other than by will or the laws of descent and distribution or exercisable during the lifetime of the person to whom the Option is initially granted by anyone other than the initial grantee. Notwithstanding the terms of the Option Agreement, if any Option (other than an Incentive Stock Option) is issued to a Holder who is not a
Section 16 Holder on the Granting Date and such Holder becomes a Section 16 Holder before such Holder has fully exercised such Option, then such Option shall not be transferable other than by will or the laws of descent and distribution or exercisable during the lifetime of the initial grantee by anyone other than the initial grantee. Subject to the preceding sentence, Options (other than Incentive Stock Options) which are granted to anyone other than a Section 16 Holder may be transferred (i) to any member of the initial grantee's immediate family or (ii) to any inter vivos trust solely for the benefit of any members of the initial grantee's immediate family or (iii) as a result of the death of the initial grantee, testate or intestate. Nothing contained herein shall be construed as making an Option transferable if the Option Agreement provides otherwise. It shall be a condition precedent to any transfer of any Option that the transferee executes and delivers an agreement acknowledging that such Option has been acquired for investment and not for distribution and is and shall remain subject to this Plan and the Option Agreement. The "Holder" of any Option shall mean (i) the initial grantee or (ii) the person or trust, if any, to whom the Option is transferred.

     5.5 No Right to Employment Conferred. Nothing in this Plan or (in the absence of an express provision to the contrary) in any Option Agreement (i) confers any right or obligation on any person to continue in the employ of the Company or any Subsidiary or to continue to provide services to the Company or any Subsidiary as an independent contractor or (ii) affects or shall affect in any way any person's right or the right of the Company or any Subsidiary to terminate such person's employment or services to the Company or any Subsidiary at any time, for any reason, with or without cause.

                                   ARTICLE 6

                                Option Exercise

     6.1 Normal Option Term. Except as otherwise provided in Section 6.3, 6.5 or in a Participant's Option Agreement, the right to exercise any Option shall terminate at the earlier of the following dates: (i) the Termination Date of the initial grantee of the Option and (ii) the Expiration Date of the Option.

     6.2  Exercise Time.   Except as provided in Section 6.5, each Option shall
become exercisable at the time provided in the Option Agreement, provided that the Committee in its sole discretion shall have the right (but shall not in any case be obligated) to permit the exercise of such Option prior to such time.

     6.3 Extension of Exercise Time. The Committee in its sole discretion shall have the right (but shall not in any case be obligated) to permit any Option to be exercised after the Termination Date of the Holder of such Option. Subject to Section 6.8, the Committee shall not have the right to permit the exercise of any Option after its Expiration Date.

     6.4 Exercise Procedures. Each Option shall be exercised by written notice to the Company. Any Holder of any Option shall be required, as a condition to such Holder's right to purchase securities with such Option, to supply the Committee at such person's expense with such evidence, representations, agreements or assurances (including but not limited to opinions of counsel satisfactory to the Committee) as the Committee may deem necessary or desirable in order to establish to the satisfaction of the Committee the right of such person to exercise such Option, and of the propriety of the sale of securities by reason of such exercise under the Securities Act and any other laws or requirements of any governmental authority specified by the Committee. The Company shall not be obligated to sell any Shares subject to such Option until all evidence, representations, agreements and assurances required by the Committee have been supplied. An Option Holder shall not have any rights as a stockholder with respect to Shares issuable under any Option until and unless such Shares are sold and delivered to such Option Holder. The purchase price of Shares purchased upon the exercise of an Option shall be paid in full in cash or by check by the Option Holder at the time of the delivery of such Shares, provided that the Committee may (but need not) permit payment to be made by (i) delivery to the Company of outstanding Shares, (ii) retention by the Company of Shares which would otherwise be transferred to the Option Holder upon exercise of the Option or (iii) any combination of cash, check, the Holder's delivery of outstanding Shares and retention by the Company of Shares which would otherwise be transferred to the Option Holder upon exercise of the Option. In the event any Common Stock is delivered to or retained by the Company to satisfy all or any part of the purchase price, the part of the purchase price deemed to have been satisfied by such Common Stock shall be equal to the product derived by multiplying the Fair Market Value as of the date of exercise times the number of Shares delivered to or retained by the Company. The number of Shares delivered to or retained by the Company in satisfaction of the purchase price shall not be a number which when multiplied by the Fair Market Value as of the date of exercise would result in a product greater than the purchase price. No fractional Shares shall be delivered to or retained by the Company in satisfaction of the purchase price. Any part of the purchase price paid in cash or by check upon the exercise of any Option shall be added to the general funds of the Company and may be used for any proper corporate purpose.

     6.5 Death or Disability of Participant. Except as otherwise provided in the Option Agreement, if the Holder of an Option dies or becomes permanently disabled while such Option Holder is still employed by, or is providing services as an independent contractor to, the Company or any Subsidiary, then the right to exercise all unexpired installments of such Option shall be accelerated and shall accrue as of the date of death. Except as otherwise provided in the Option Agreement and subject to Section 6.8, if the Holder of an Option dies and such Option is exercisable at the date of death (for any reason including acceleration pursuant to the preceding sentence), then the Holder's estate or the person or persons to whom the Holder's rights under the Option shall pass by reason of the Holder's death shall have the right to exercise the Option for one year after the date of death and the Option shall expire at the end of such one year period.

     6.6  [RESERVED]

     6.7 Taxes. The Company or any Subsidiary shall be entitled, if the Committee deems it necessary or desirable, to withhold from an Option Holder's salary or other compensation (or to secure payment from the Option Holder in lieu of withholding) all or any portion of any withholding or other tax due from the Company or any Subsidiary with respect to any Shares deliverable under such Holder's Option or the Committee may (but need not) permit payment of such withholding by the Company's retention of Shares which would otherwise be transferred to the Option Holder upon exercise of the Option. In the event any Common Stock is retained by the Company to satisfy all or any part of the withholding, the part of the withholding deemed to have been satisfied by such Common Stock shall be equal to the product derived by multiplying the Fair Market Value as of the date of exercise by the number of Shares retained by the Company. The number of Shares retained by the Company in satisfaction of withholding shall not be a number which when multiplied by the Fair Market Value as of the date of exercise would result in a product greater than the withholding amount. No fractional Shares shall be retained by the Company in satisfaction of withholding. The Company may defer delivery under a Holder's Option until indemnified to its satisfaction.

     6.8 Securities Law Compliance. Each Option shall be subject to the condition that such Option may not be exercised if and to the extent the Committee determines that the sale of securities upon exercise of the Option may violate the Securities Act or any other law or requirement of any governmental authority. The Company shall not be deemed by any reason of the granting of any Option to have any obligation to register the Shares subject to such Option under the Securities Act or to maintain in effect any registration of such Shares which may be made at any time under the Securities Act. An Option shall not be exercisable if the Committee or the Board determines there is non-public information material to the decision of the Holder to exercise such Option which the Company cannot for any reason communicate to such Holder. Notwithstanding Sections 6.1 and 6.3 and the terms of the Option Agreement, if
(i) any Holder makes a bona fide request to exercise any Option which complies with Section 6.4, (ii) the Committee or the Board determines such Option cannot be exercised for a period of time pursuant to this Section 6.8 and (iii) such Option expires during such period, then the term of such Option shall be extended until the end of such period.

                                   ARTICLE 7

                          Shares Subject to This Plan

     An aggregate of 1,800,000 shares of Common Stock (after giving effect to the merger of Elan Holdings Corp. with and into Universal Standard Medical Laboratories, Inc. and the 10.33 for 1 split of the outstanding Common Stock, effective October 2, 1992) shall be subject to this Plan. The Options shall be limited so that the sum of the following shall not as of any given time exceed 1,800,000 Shares: (i) all Shares subject to Options outstanding under this Plan at the given time and (ii) all Shares which shall have been sold by the Company by reason of the exercise at or prior to the given time of any of the Options; provided, that unless the Board shall otherwise determine, for each Share delivered to or retained by the Company as payment of all or part of the purchase price upon the exercise of any Option under Section 6.4 or in satisfaction of all or any part of the withholding amount under Section 6.7, the aggregate number of Shares subject to this Plan shall be increased by one Share. In the event any Option shall expire or be terminated or cancelled before it is fully exercised, then all Shares formerly subject to such Option as to which such Option was not exercised shall be available for any Option subsequently granted in accordance with the provisions of this Plan.

                                   ARTICLE 8

                     Adjustments to Reflect Organic Changes

     The Board shall appropriately and proportionately adjust the number and kind of Shares subject to outstanding Options, the price for which Shares may be purchased upon the exercise of outstanding Options, and the number and kind of Shares available for Options subsequently granted under this Plan to reflect any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other change in the capitalization of the Company which the Board determines to be similar, in its substantive effect upon this Plan or the Options, to any of the changes expressly indicated in this sentence. The Board may (but shall not be required to) make any appropriate adjustment to the number and kind of Shares subject to outstanding Options, the price for which Shares may be purchased upon the exercise of outstanding Options, and the number and kind of Shares available for Options subsequently granted under this Plan to reflect any spin-off, spin-out or other distribution of assets to stockholders or any acquisition of the Company's stock or assets or other change which the Board determines to be similar, in its substantive effect upon this Plan or the Options, to any of the changes expressly indicated in this sentence. The Committee shall have the power to determine the amount of the adjustment to be made in each case described in the preceding two sentences, but no adjustment approved by the Committee shall be effective until and unless it is approved by the Board. In the event of any reorganization, reclassification, consolidation, merger or sale of all or substantially all of the Company's assets which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, the Board may (but shall not be required to) substitute the per share amount of such stock, securities or assets for Shares upon any subsequent exercise of any Option. If any fractional Share becomes subject to any Option as a result of any change made under this Article 8, then (i) such Option may not be exercised with respect to such fractional Share until and unless such Option is exercised as to all other Shares subject to such Option and (ii) if such Option is exercised with respect to such fractional Share, the Company shall have the right to deliver to the Holder in lieu of such fractional Share cash in an amount equal to the product derived by multiplying the fraction representing the portion of a full Share represented by such fractional Share times the Fair Market Value on the exercise date of the Option with respect to such fractional Share established as prescribed in this Plan.

                                   ARTICLE 9

                     Amendment and Termination of This Plan

     9.1 Amendment. Except as provided in the following two sentences, the Board shall have complete power and authority to amend this Plan at any time and no approval by the Company's stockholders or by any other person, committee or other entity of any kind shall be required to make any amendment approved by the Board effective. The Board shall not, without the affirmative approval of the Company's stockholders, amend the Plan in any manner which would cause any outstanding Incentive Stock Options to no longer qualify as Incentive Stock Options. If any Section 16 Holder holds any Option granted prior to October 24, 1996, the Board shall not, without the affirmative approval of the Company's stockholders, make any amendment to this Plan which materially increases the benefits to such Holder under this Plan with respect to Options granted prior to October 24, 1996. No termination or amendment of this Plan may, without the consent of the Holder of any Option prior to termination or the adoption of such amendment, adversely affect the rights of such Holder under such Option.

     9.2 Termination. The Board shall have the right and the power to terminate this Plan at any time, provided that no Incentive Stock Options may be granted after the tenth anniversary of the adoption of this Plan. No Option shall be granted under this Plan after the termination of this Plan, but the termination of this Plan shall not have any other effect. Any Option outstanding at the time of the termination of this Plan may be exercised after termination of this Plan at any time prior to the Expiration Date of such Option to the same extent such Option would have been exercisable had this Plan not terminated.

                                   ARTICLE 10

                          Interpretation of This Plan

     10.1 Definitions. Each term defined in 10.1 has the meaning indicated in this 10.1 whenever such term is used in this Plan:

     "Board of Directors" or "Board" mean the Board of Directors of the Company as it may be constituted from time to time.

     "Cause" shall have the meaning set forth in any employment agreement between the Company and a Participant or, in the absence of such agreement, shall mean (i) a Participant's willful and repeated failure to comply with the lawful directives of the Board or of such Participant's supervisory personnel,
(ii) gross negligence or willful misconduct by a Participant in the performance of his duties to the Company or its Subsidiaries or any act of dishonesty or fraud with respect to the Company and/or its Subsidiaries, or (iii) the commission by a Participant of an act (including but not limited to a felony or a crime involving moral turpitude) causing material harm to the standing and reputation of the Company and/or its Subsidiaries, in each case as determined in good faith by the Board.

     "Code" means the Internal Revenue Code of 1986, as amended or any successor statute.

     "Committee" has the meaning assigned such term in Section 2.1.

     "Common Stock" means the Company's Common Stock, no par value.

     "Company" means Universal Standard Medical Laboratories, Inc., except that if at any time any corporation or other entity has acquired all or a substantial part of the assets of the "Company" (as herein defined) and has agreed to assume the obligations of the "Company" under this Plan, or is the survivor in a merger or consolidation to which the "Company" was a party, such corporation or other entity shall be deemed to be the "Company" at the given time.

     "Disability" shall mean a Participant's inability to substantially perform normal duties for a continuous period of six months or more.

     "Expiration Date" means the date specified in the Option Agreement between the Company and the Holder as the expiration date of such Option. If no expiration date is specified in the Option Agreement relating to any Option, then the Expiration Date of such Option shall be the day prior to the tenth anniversary of the Granting Date of such Option. Notwithstanding the preceding sentence, if the person to whom any Incentive Stock Option is granted owns, on the Granting Date of such Option, stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company (or of any parent of Subsidiary of the Company in existence on the Granting Date of such Option), and if no earlier expiration date is specified in the Option Agreement relating to such Option, than the Expiration Date of such Option shall be the day prior to the fifth anniversary of the Granting Date of such Option.

     "Fair Market Value" means:

          (i) for a share of Common Stock, the average of the closing prices of the sales of the Common Stock on all securities exchanges on which the Common Stock may at the time be listed or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day or, if on any day the Common Stock is not so listed, the sales prices of the Common Stock as of 4:00 p.m., New York time, on such day as reported on the Nasdaq Stock Market's National Market or SmallCap Market or, if the Common Stock is not reported on the Nasdaq Stock Market's National Market or SmallCap Market on such day, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau Incorporated or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which Fair Market Value is being determined and the 20 consecutive trading days prior to such day or, if the Common Stock is not so listed or quoted, as determined in good faith by the Committee; and

          (ii) for a Vested Option, the excess (if any) of the Fair Market Value of a share of Common Stock (as determined in accordance with clause (i)) over the Exercise Price.

     "Granting Date" has the meaning assigned such term in Section 4.2.

     "Holder" has the meaning assigned such term in Section 5.4.

     "Incentive Stock Option" means an incentive stock option, as defined in
Section 422 of the Code, which is granted pursuant to this Plan.

     "Option" shall mean each option to purchase Common Stock which shall be granted by the Committee pursuant to the Provisions of this Plan.

     "Option Agreement" has the meaning such term is given in Section 4.4.

     "Original Cost" shall mean the original purchase and/or exercise price of the Shares acquired pursuant to the exercise of Options, adjusted as appropriate pursuant to Article 8.

     "Participant" has the meaning assigned such term in Article 3.

     "Plan" has the meaning assigned such term in Section 1.1.

     "Rule 16b-3" means Rule 16b-3 under the Securities Exchange Act of 1934, or any successor provision.

     "Section 16 Holder" means any person who, with respect to the Company, is subject to Section 16 of the Securities Exchange Act of 1934 as amended at any time or any law or statute which succeeds Section 16.

     "Securities Act" means the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

     "Share" means a share of Common Stock.

     "Subsidiary" means any corporation of which the securities having a majority of the ordinary voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the Company either directly or through one or more Subsidiaries.

     "Termination Date" means the first date on which the initial grantee of an Option is not employed by, nor providing services as an independent contractor to, either the Company or any Subsidiary for any reason (including but not limited to voluntary or involuntary termination of employment, death or Disability or voluntary or involuntary termination of the relationship with the Company or any Subsidiary as an independent contractor).

     "Unvested Options" shall mean, as to any Participant as of a particular date, those Options which are not Vested Options.

     "Vested Options" shall mean, as to any Participant as of a particular date, those Options that are presently exercisable by such Participant as of such date.

     10.2 Captions. The captions (i.e., all underlined words) used in this Plan are for convenience only, do not constitute a part of this Plan, and shall not be deemed to limit, characterize or affect in any way any provision of this Plan. All provisions in this Plan shall be construed as if no captions had been used in this Plan.

     10.3 Severability.

          (a) General. Whenever possible, each provision in this Plan and in every Option at any time granted under this Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan or any Option at any time granted under this Plan is held to be prohibited by or invalid under applicable law, then (i) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (ii) all other provisions of this Plan and every Option at any time granted under this Plan shall remain in full force and effect.

          (b) Incentive Stock Options. Whenever possible, each provision in this Plan and in every Option at any time granted under this Plan which is evidenced by an Option Agreement which expressly states such Option is intended to constitute an Incentive Stock Option under Section 422 of the Code (an "intended ISO") shall be interpreted in such manner as to entitle such intended ISO to the tax treatment afforded by the Code to Incentive Stock Options under
Section 422 of the Code, but if any provision of this Plan or any intended ISO at any time granted under this Plan is held to be contrary to the requirements necessary to entitle such intended ISO to the tax treatment afforded by the Code to Incentive Stock Options under Section 422 of the Code, then (i) such provision shall be deemed to have contained from the outset such language as shall be necessary to entitle such intended ISO to the tax treatment afforded by the Code to Incentive Stock Options under Section 422 of the Code, and (ii) all other provisions of this Plan and such intended ISO shall remain in full force and effect. If any Option Agreement covering an intended ISO granted under this Plan does not explicitly include any terms required to entitle such intended ISO to the tax treatment afforded by the Code to Incentive Stock Options under Section 422 of the Code, then all such terms shall be deemed implicit in the intention to afford such treatment to such Option and such Option shall be deemed to have been granted subject to all such terms.

     10.4 No Strict Construction. No rule of strict construction shall be applied against the Company, the Committee, or any other person in the interpretation of any of the terms of this Plan, any Option or any rule or procedure established by the Committee.

     10.5 Choice of Law. This Plan and all documents contemplated hereby, and all remedies in connection therewith and all questions or transactions relating thereto, shall be construed in accordance with and governed by the laws of the State of Michigan.


                                    * * * *

================================================================================
     PROXY                                                            PROXY
                 UNIVERSAL STANDARD MEDICAL LABORATORIES, INC.
                      THIS PROXY IS SOLICITED ON BEHALF OF
       THE BOARD OF DIRECTORS OF UNIVERSAL STANDARD MEDICAL LABORATORIES,
                                      INC.

         The undersigned hereby constitutes and appoints Eugene E. Jennings, Alan S. Ker and Thomas S. Vaughn, and each of them, attorneys, agents and proxies with power of substitution, to vote all the shares of Common Stock of Universal Standard Medical Laboratories, Inc. (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Holiday Inn Crowne Plaza, 8000 Merriman Road, Romulus, Michigan on Tuesday, June 17, 1997 at 10:30 a.m., local time, and at any adjournments thereof, upon the following matters, all of which are proposed by the Company:

         1.  FOR the election as directors [ ]                           WITHHOLD AUTHORITY [ ]
            of all nominees listed below                                 for all nominees listed below.
            (except as marked to the contrary below).

     NOMINEES: Thomas R. Donahue, P. Thomas Hirsch and Eugene E. Jennings.

     (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
                   NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)

     ----------------------------------------------------------------------

     UNLESS AUTHORITY IS WITHHELD, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES NAMED ABOVE.

     2. Proposal to change the name of the Company.             [ ] FOR   [
        ] AGAINST   [ ] ABSTAIN

     3. Proposal to approve and adopt the amendment to the Company's 1992
        Stock Option Plan.              [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

             (Continued and to be signed and dated on reverse side)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED; IF NO DIRECTION IS MADE WITH RESPECT TO A PROPOSAL, THIS
     PROXY WILL BE VOTED FOR SUCH PROPOSAL. In their discretion the proxies are also authorized to vote upon such other matters as may properly come before the meeting, including the election of any person to the Board of Directors where a nominee named in the Proxy Statement dated
     May 14, 1997, is unable to serve or, for good cause, will not serve.

         The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement dated May 14, 1997, and the 1996 Annual Report to Shareholders and ratifies all that the proxies or either of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies.

         NOTE: Please sign exactly as name(s) appear(s) on stock     Signature.................................................
         records. When signing as attorney, administrator, trustee, guardian or corporate officer, please so indicate.
                                                                     Signature.................................................


                                                                     Date....................


                                                                     Date....................